UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

           Date of Report (date of earliest event reported): June 27, 2003

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

             (Exact name of Registrant as specified in its charter)


         Delaware                       0-26224                51-0317849
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)

                                 (609)-275-0500
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

As previously reported in our report on Form 10-Q for the quarter ended March 31, 2003, Integra changed its reportable segments in March 2003. This Current Report on Form 8-K updates the following information contained in our Annual Report on Form 10-K for the year ended December 31, 2002 to reflect this new basis of segment reporting and to remove certain non-GAAP disclosures:

-        Part I, Item 1. Business
- Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
-        Part IV, Item 15. Financial Statements

Update to 2002 Annual Report on Form 10-K, Part I, Item 1. Business

The terms "we," "our," "us," "Company" and "Integra" refer to Integra LifeSciences Holdings Corporation and its subsidiaries unless the context suggests otherwise.

Integra develops, manufactures, and markets medical devices for use in neurosurgery, plastic and reconstructive surgery, general surgery and soft tissue repair. Integra was founded in 1989 and over the next decade developed technologies and a product portfolio directed toward tissue regeneration. In 1999, we entered the neurosurgery market through an acquisition and the launch of our DuraGen(R) Dural Graft Matrix product for the repair of the dura mater. Since 1999, we have increased our revenues from $42.9 million to $117.8 million, an average annual growth rate of 40%, and we have broadened our product offerings to include more than 10,000 products. We have achieved this growth in our overall business through 12 acquisitions, the development and introduction of new products, and the expansion of our direct sales force.

We have historically managed our business and reviewed our financial results under two separate operating segments: Integra NeuroSciences(TM) and Integra LifeSciences(TM). In 2003, following the integration of several recently acquired, diverse businesses, we began to manage the business and review financial results on an aggregate basis, instead of through these two operating segments. Accordingly, we will report our 2003 financial results and now present our 2002 financial results for a single operating segment - the development, manufacturing and distribution of medical devices.

The Company's product lines include traditional medical devices, such as monitoring and drainage systems, surgical instruments and fixation systems, as well as innovative tissue repair products, such as the DuraGen(R) Dural Graft Matrix, the NeuraGen(TM) Nerve Guide, and the INTEGRA(R) Dermal Regeneration Template, that incorporate the Company's proprietary absorbable implant technology.

Financial information about our geographical areas is set forth in our financial statements under Notes to Consolidated Financial Statements, Note 13 - Segment and Geographic Information.

STRATEGY

Our goal is to become a global leader in the development, manufacturing and marketing of medical devices, implants and biomaterials in the markets in which we compete. Key elements of our strategy include the following:

Expand our presence in the hospital and other health care facilities. Through acquisitions and internal growth, we have rapidly become a leading provider of products used in the diagnosis, monitoring and treatment of chronic diseases and acute injuries involving the brain, spine and nervous system. We believe that additional growth potential exists through

o expanding our product portfolio and market reach through additional acquisitions;
o increasing the penetration of our existing products into closely related markets, such as the ENT, neurology, and spine markets;
o continuing the development and promotion of innovative new products, such as the NeuraGen(TM)Nerve Guide and the LICOX(R)Brain Tissue Oxygen Monitoring System; and
o expanding our sales force and product offerings focused on plastic and reconstructive surgeons.

Additional Strategic Acquisitions. Since 1999 we have completed twelve acquisitions focused primarily on our neurosurgical product lines. We regularly evaluate potential acquisition candidates in this market and in other specialty medical technology markets characterized by high margins, fragmented competition and focused target customers.

Continue To Form Strategic Alliances For Our Private Label Products. We have collaborated with well-known medical device companies to develop and market the majority of our non-neurosurgical product lines. Significant ongoing strategic alliances include those with the Ethicon division of Johnson & Johnson to market our INTEGRA(R) Dermal Regeneration Template and Wyeth BioPharma and Medtronic Sofamor Danek to develop products for use in orthopedics. We intend to pursue additional strategic alliances selectively.

Continue To Develop New And Innovative Medical Products. As evidenced by our development of the INTEGRA(R) Dermal Regeneration Template, biomaterials for the orthopedic implant market, Biomend(R) and Biomend(R) Extend Absorbable Collagen Membrane, DuraGen(R) Dural Graft Matrix and the NeuraGen(TM) Nerve Guide, we have a leading proprietary absorbable implant franchise. We currently are developing a variety of innovative neurosurgical and other medical products and are seeking expanded applications for our existing products.

MARKETING AND PRODUCTS

We offer one of the most comprehensive product lines serving the neuro intensive care unit and operating room. We have established market positions in intracranial monitoring, dural repair, tumor ablation, neurosurgical shunting, surgical instrumentation, carotid shunting, peripheral nerve repair and central nervous system diagnostic and monitoring supplies.

We sell our products directly through various sales forces and through a variety of other distribution channels. Our direct sales forces include the following:

o Integra NeuroSciences(TM): Our Integra NeuroSciences(TM)sales force provides implants, devices, instruments, and systems used in
         neurosurgery,   neuromonitoring,   neurotrauma,   and  related
         critical care to neurosurgeons and critical care units. These products are used primarily by neurosurgeons and nurses in the intensive care unit and the operating room and by neurologists in hospital and outpatient settings. We believe that we can access this focused group of hospital-based practitioners cost effectively through our direct sales and marketing infrastructure in the United States and Europe and our distribution network elsewhere. Integra NeuroSciences' direct marketing effort in the United States and Europe currently involves more than 100 professionals, including direct salespeople (called neurospecialists in the United States), sales management, and clinical educators who educate and train both our salespeople and customers in the use of our products.
         A national sales manager and seven regional managers lead the United States sales force. We increased the number of our domestic sales territories from 44 to 63 in 2002. We believe our expanded sales force allows for smaller, more focused territories, better coverage of our customers, greater participation in trade shows and more extensive marketing efforts.

o Our Integra Padgett Instruments sales force markets a wide variety of high quality, reusable surgical instruments and implants to plastic and reconstructive surgeons, burn surgeons, ENT surgeons, hospitals, surgery centers, and other physicians. Padgett markets these products primarily through an eight-person sales force in the United States. Outside the United States, Padgett sells these products through a network of distributors.

o Integra NeuroSupplies(TM) distributes disposables and supplies used in the diagnosis and monitoring of neurological disorders. These products are marketed primarily through a catalog, which is mailed once a year, and are used by neurologists, hospitals, sleep clinics, and other physicians in the United States.

We market our private label products through strategic partners or original equipment manufacturer customers. Our private label products address large, diverse markets, and we believe that we can develop and promote these products more cost-effectively through leveraging the product development and distribution systems of our strategic partners than through developing the products ourselves or selling them through our own direct sales infrastructure. We have partnered with market leaders, such as Johnson & Johnson, Medtronic, Wyeth, and Centerpulse, for the development and marketing efforts related to many of these products.

We have established a reputation as a value-added and dependable development and manufacturing partner. Many of our current private label products are built on our expertise in absorbable collagen products. In addition, we have expertise in the development, manufacture and supply of a variety of absorbable materials and can provide experienced personnel to support product quality and regulatory review efforts.

Our products can be segregated into the following categories:

=======================================================================================================================
 PRODUCT LINES                                                      APPLICATION
=======================================================================================================================
=======================================================================================================================

NEUROMONITORING PRODUCTS

 Camino(R) and Ventrix(R) fiber optic-based intracranial Access, drainage and continuous Monitoring systems, LICOX(R) oxygen monitoring monitoring of intracranial pressure, Systems, Integra Systems of CSF Drainage and oxygen and temperature following injury Cranial Access or neurosurgical procedures
 Integra
                                                                    NeuroSupplies(TM)
                                                                    Disposables
                                                                    and supplies
                                                                    used in the
                                                                    diagnosis
                                                                    and
                                                                    monitoring
                                                                    of
                                                                    neurological,
                                                                    ENT and
                                                                    pulmonary
                                                                    disorders

 Integra epilepsy monitoring electrodes                             Electrodes for the
 intraoperative
                                                                    monitoring of epileptic seizures

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-----------------------------------------------------------------------------------------------------------------------
OPERATING ROOM PRODUCTS
 DuraGen(R)Dural Graft Matrix                                        Graft to close brain and spine membrane

 NeuraGen(TM)Nerve Guide                                             Repair of peripheral nerves

 Neurosurgical shunts, including the Specifically designed for the management of Orbis-Sigma II(R), and the H-V Lumbar, hydrocephalus, a chronic condition involving Novus and Equi-Flow(R) Valves excess cerebrospinal fluid in the brain

 Sundt(TM)and other carotid shunts                                    For shunting blood during surgical procedures
                                                                      involving blood vessels

 Helistat(R)and Helitene(R)Absorbable                                 For control of bleeding
 Collagen Hemostats

-----------------------------------------------------------------------------------------------------------------------

                                                             4




      ========================================================================================================================
       PRODUCT LINES                                                      APPLICATION
      ========================================================================================================================
      ========================================================================================================================

      INSTRUMENTS

       Selector(R)Integra Ultrasonic Aspirator;                            Surgical systems that use ultrasonic energy to
       Dissectron(R)Ultrasonic Aspirator                                   ablate tissue

       Redmond(TM)-Ruggles(TM)neurosurgical                                    Specialized surgical instruments for use in
       and spinal instruments                                             brain or spinal surgery

       Padgett Instruments                                                Devices and instruments used in burn,
                                                                          reconstructive and plastic surgery

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 PRIVATE LABEL PRODUCTS
 INTEGRA(R)Dermal Regeneration Template                              Regenerate dermis and repair skin defects
(manufactured for Ethicon, Inc., a division of                       Johnson & Johnson, and Century Medical, Inc. in
Japan)

 BioMend(R)and BioMend(R)Extend Absorbable                           Used in guided tissue regeneration in
 periodontal Collagen Membrane                                       surgery (manufactured for Centerpulse)

 CollaCote(R), CollaTape(R)and CollaPlug(R)                          Used to control bleeding in dental surgery
 Absorbable wound dressings                                          (manufactured for Centerpulse)


 Absorbable Collagen Sponge and other Fracture management / enabling spinal fusion Matrices for use with bone morphogenetic (manufactured for Wyeth
 BioPharma; Medtronic Protein (rhBMP-2) Sofamor Danek)

 VitaCuff(R) catheter access infection control                       Provides protection against infection
                                                                     arising from long-term catheters
                                                                     (manufactured for Arrow International,
                                                                     Bard Access Systems, Inc., Tyco HealthCare)

 BioPatch(R)(1) Antimicrobial Wound Dressing                         Antimicrobial wound dressing (manufactured
                                                                     for Ethicon, Inc.

 Spembly Medical cryosurgery products                                Allows surgeon to use low temperature to more
                                                                     easily extract diseased tissue (manufactured
                                                                     for various distributors)

 Cranial fixation devices; customer cranial plates                   Allows neurosurgeon to repair injuries to the
                                                                     cranium (manufactured for Medtronic)

------------------------------------------------------------------------------------------------------------------------
(1) BioPatch is a registered trademark of Johnson & Johnson

Neuromonitoring Products

The Monitoring Of Brain Parameters. Neurosurgeons use intracranial monitors to diagnose and treat cases of severe head trauma and other diseases. There are approximately 400,000 cases of head trauma each year in the United States, and the market for monitoring and intervention is estimated to be approximately $40 million.

We sell the Camino(R) and Ventrix(R) lines of intracranial pressure and temperature monitoring systems and the LICOX(R) Brain Tissue Oxygen Monitoring

System. Currently there are more than 3,000 of our intracranial monitors installed worldwide. The Camino(R) and Ventrix(R) systems measure the intracranial pressure and temperature in the brain and ventricles, and the LICOX(R) system allows for continuous qualitative regional monitoring of dissolved oxygen in cerebral tissues. Core technologies underlying the brain parameter monitoring product line include the design and manufacture of the disposable catheters used in the monitoring systems, pressure transducer technology, optical detection/fiber optic transmission technology, sensor characterization and calibration technology and monitor design.

External Drainage And Cranial Access. Neurosurgeons use external drainage systems and cranial access kits to gain access to the cranial cavity and to drain excess cerebrospinal fluid from the ventricles of the brain into an external container. We manufacture and market a broad line of cranial access kits and ventricular and lumbar external drainage systems under the Integra CSF Drainage and Cranial Access Systems brand names.

Neurological Supplies. We distribute a wide variety of disposables and supplies, including surface electrodes, needle electrodes, recording transducers and stimulators, and respiratory sensors, that are used in the diagnosis and monitoring of neurological disorders. These products are designed to monitor and perform tests of the nervous system and brain, including electromyography (EMG), evoked potential (EP) and electroencephalography (EEG) tests, and to test sleep disorders.

We sell these products under the Integra NeuroSupplies(TM) name primarily through a catalog to more than 6,000 neurologists, hospitals, sleep clinics, and other physicians. Neurologists are the referring physicians for Integra's existing neurosurgeon customers and participate in the decision to use our line of epilepsy monitoring electrodes.

Epilepsy Electrodes. We sell a line of electrodes for the intraoperative monitoring of epileptic seizures. We acquired these products and other assets in December 2002 from Radionics, a division of the Tyco Healthcare Group, and are transferring the manufacture of these products to our facility in Biot, France.

Operating Room Products

Repair Of The Dura Mater. The dura mater is the thick membrane that contains the cerebrospinal fluid within the brain and the spine. The dura mater often must be penetrated during brain surgery and is often damaged during spinal surgery. In either case, surgeons may close or repair the dura mater with a graft. The graft may consist of tissue taken from elsewhere in the patient's body, or it may be one of the dural substitute products currently on the market, which are made of synthetic materials, processed human cadaver, or bovine pericardium. The worldwide market for dural repair, including cranial and spinal applications, is estimated to be $80 million.

The DuraGen(R) Dural Graft Matrix is an absorbable collagen matrix indicated for the repair of the dura mater surrounding the brain and spine. We believe that the DuraGen(R) Dural Graft Matrix addresses the shortcomings of other methods for repairing the dura mater. Clinical trials have shown our DuraGen(R) product to be an effective means for closing the dura mater without the need for suturing, which allows the neurosurgeon to conclude the operation more efficiently. In addition, because the human body ultimately absorbs the DuraGen(R) product and replaces it with new natural tissues, the patient avoids some of the risks associated with a permanent implant inside the cranium or spinal cavity.

Repair Of Peripheral Nerves. Peripheral nerves may become severed through traumatic accidents or surgical injuries, often resulting in the permanent loss of motor and sensory function. Although severed peripheral nerves regenerate spontaneously, they do not establish functional connections unless the nerve stumps are surgically reconnected. We estimate the market for the repair of severed peripheral nerves to be $40 million.

The NeuraGen(TM) Nerve Guide is an absorbable implant for the repair of severed peripheral nerves. The NeuraGen(TM) product is a collagen tube designed to provide a protective environment for the regenerating nerve and to provide a conduit through which regenerating nerves can bridge the gap caused by the injury. The NeuraGen(TM) Nerve Guide offers a rapid method for rejoining severed peripheral nerves. In addition to targeting the neurosurgical operating room, we are also marketing the NeuraGen(TM) product to the non-hospital and private practice-based neurologists that purchase our Integra NeuroSupplies' products and to the Integra Padgett Instruments' customer base of hand and reconstructive surgeons.

Hydrocephalus Management. Hydrocephalus is an incurable condition resulting from an imbalance between the amount of cerebrospinal fluid produced by the brain and the rate at which the body absorbs cerebrospinal fluid. This condition causes the ventricles of the brain to enlarge and the pressure inside the head to increase. Hydrocephalus often is present at birth, but may also result from head trauma, spina bifida, intraventricular hemorrhage, intracranial tumors and cysts. Hydrocephalus is most commonly treated by inserting a shunt into the ventricular system of the brain to divert the flow of cerebrospinal fluid out of the brain and using a pressure valve to maintain a normal level of cerebrospinal fluid within the ventricles.

According to the Hydrocephalus Association, hydrocephalus affects approximately one in 500 children born in the United States. We estimate that approximately 80% of total cerebrospinal fluid shunt sales address birth-related hydrocephalus, and the remaining 20% address surgical procedures involving excess cerebrospinal fluid due to head trauma. Based on industry sources, we believe that the total United States market for hydrocephalus management, including monitoring, shunting and drainage, is approximately $70 million. Of that amount, it is estimated that a little more than half consists of sales of monitoring products, and the balance consists of sales of shunts and drains for the management of hydrocephalus.

In 2002 we strengthened our offering of hydrocephalus management products through our acquisition of the neurosciences division of NMT Medical, Inc. and certain assets of the Radionics business, a division of Tyco Healthcare Group. Those acquisitions added a range of leading pressure valves, including the Orbis-Sigma(R), Integra Hakim(R) horizontal-vertical ("H-V"), Equiflow(R) and Contour Flex(R) valves to our existing line of hydrocephalus management shunting products. We have sold the Heyer-Schulte(R), Novus(R), LPV(R) and Pudenz(TM) shunts, ventricular, peritoneal and cardiac catheters, physician-specified hydrocephalus management shunt kits, and Spetzler(R) lumbar and syringo-peritoneal shunts since our acquisition of the NeuroCare group of companies in 1999.

In recent years, neurosurgeons have increased their use of programmable valves, which allow the neurosurgeon to adjust the pressure settings of the shunt while it is implanted in the patient. Shunts that do not incorporate programmable valve technology must be removed from the patient for subsequent pressure adjustments, a process that requires an additional surgical procedure. We do not market hydrocephalus management shunts with programmable valves and believe that the increasing use of programmable valves may negatively affect the future sales of our shunt products.

Hemodynamic Shunts. Our Sundt(TM) and other carotid shunts are used to divert blood to vital organs, such as the brain, during surgical procedures involving blood vessels. The Integra NeuroSciences sales force sells these products directly in the United States for use by vascular surgeons and neurosurgeons.

Instruments

Neurosurgical Systems For Tissue Ablation. More than 145,000 primary and metastatic brain tumors are diagnosed annually in the United States. Our Selector(R) Integra Ultrasonic Aspirator and Dissectron(R) Ultrasonic Surgical Aspirator systems address the market for the surgical destruction and removal of malignant and non-malignant tumors and other tissue.

The Selector(R) Integra Ultrasonic Aspirator and Dissectron(R) Ultrasonic Surgical Aspirator use very high frequency sound waves to pulverize cancer tumors and allow the surgeon to remove the damaged tumor tissue by aspiration. Unlike other surgical techniques, ultrasonic surgery selectively dissects and fragments soft tissue leaving fibrous tissues such as nerves and blood vessels intact. Ultrasonic aspiration facilitates the removal of unwanted tissue adjacent or attached to vital structures. In September 2002, we received FDA 510(k) clearance to market the Selector(R) product for use in general, gynecological, urological, plastic and reconstructive, orthopedic, thoracic and thorascopic surgery procedures. We offer the Dissectron(R) product only outside the United States.

Neurosurgical And Spinal Instrumentation. We provide neurosurgeons and spine surgeons with a full line of specialty hand-held spinal and neurosurgical instruments sold under the Redmond(TM) and Ruggles(TM) brand names and a line of disposable neuroendoscopy products sold under the Neuro Navigational(R) brand name.

The Redmond(TM)-Ruggles(TM) products include retractors, kerrisons, dissectors, and curettes. Major product lines include spinal instruments, microsurgical neuro instruments, and customized products sold through other companies and distributors. Specialty surgical steel fabricators in Germany manufacture most of the Redmond(TM) and Ruggles(TM) products to our specifications. The Neuro Navigational(R) product line consists of fiber optic instruments used to facilitate minimally invasive neurosurgery, including third ventriculostomies, which are increasingly substituted for shunt placement for patients who meet the criteria.

Padgett Instruments. We market a wide variety of high quality, reusable surgical instruments to plastic and reconstructive surgeons, burn surgeons, ENT surgeons, hospitals, surgery centers, and other physicians. We sell these products in the United States through our Integra Padgett Instruments eight-person direct sales force and through certain distributors and original equipment manufacturer accounts. We sell these products internationally through distributors.

Private Label Products

Skin Replacement. Our skin replacement products address the market need created by severe burns, reconstructive surgery, and chronic wounds.

INTEGRA(R) Dermal Regeneration Template is designed to enable the human body to regenerate functional dermal tissue. The FDA initially approved the product under a Premarket Approval application ("PMA") for the post-excisional treatment of life-threatening deep or full-thickness dermal injury where sufficient autograft is not available at the time of excision or not desirable due to the physiological condition of the patient. In 2002, the FDA approved a PMA supplement to permit the marketing of the INTEGRA(R) Dermal Regeneration Template for the repair of scar contractures in patients who have already recovered from their initial wound. In 2002, we also received FDA 510(k) clearance to sell a related product, Integra(TM) Bilayer Matrix Wound Dressing and Integra(TM) Matrix Wound Dressing, for the dressing of wounds, including chronic wounds.

The Ethicon division of Johnson & Johnson is the exclusive seller of the INTEGRA(R) Dermal Regeneration Template and the Integra(TM) BiLayer Wound Matrix worldwide, except in Japan where Century Medical, Inc. has rights to distribute the INTEGRA(R) Dermal Regeneration Template.

In 2002, we sold $4.2 million of INTEGRA(R) Dermal Regeneration Template to Ethicon and received $2.0 million in research payments and $1.0 million in clinical and regulatory event payments that were recorded in other revenue.

Ethicon has not been successful in selling the minimum amounts of INTEGRA(R)

Dermal Regeneration Template specified in its agreement with us. In addition, we have notified Ethicon that certain clinical and regulatory events have been achieved under the agreement and that payments for the achievement of those events are due to us. Ethicon has informed us that it disagrees that the clinical and regulatory events in question have been achieved, and that it does not intend to make the payments we have demanded. In addition, Ethicon has informed us that if we do not agree to substantial amendments to its agreement with us, it will consider alternatives that may include exercising its right to terminate the agreement.

The agreement requires Ethicon to give us notice one year in advance of a termination of the agreement, during which time Ethicon is required to continue to comply with the terms of the contract. At the end of that period, Ethicon may be required to pay additional amounts based on the termination provisions of the agreement and is required to cooperate in the transfer of the business back to Integra. Additionally, Ethicon may apply the value of any minimum payments in excess of actual product purchases against future purchases of products for sale on a non-exclusive basis for a specified period of time.

If Ethicon does terminate the agreement or if we determine that Ethicon is in breach of the agreement and we terminate the agreement, there is no assurance that we will be able to recover the money that we believe Ethicon is obligated to pay us under the agreement. If Ethicon does give us notice that it will terminate the agreement, it is possible that Ethicon will diminish its sales and marketing efforts for the product during the one-year notice period and that its sales will decline as a result. In addition, we may not be successful in sustaining or restoring the sales of the INTEGRA(R) Dermal Regeneration Template at current levels after the termination date. Finally, if Ethicon terminates the agreement it is possible that we may become involved in litigation with Ethicon, which could also impair our ability to sell products under our other agreements with Ethicon, including the BioPatch(R) and Instat(R) products.

Guided Tissue Regeneration In Periodontal Surgery. Our BioMend(R) Absorbable Collagen Membrane is used for guided tissue regeneration in periodontal surgery. The BioMend(R) membrane is inserted between the gum and the tooth after surgical treatment of periodontal disease, preventing the gum tissue from interfering with the regeneration of the periodontal ligament that holds the tooth in place. The body absorbs the BioMend(R) product after approximately four to seven weeks, avoiding the requirement for additional surgical procedures to remove a non-absorbable membrane. The BioMend(R) Extend product has the same indication for use as the BioMend(R) product, except that it absorbs in approximately 16 weeks. The BioMend(R) and BioMend(R) Extend Absorbable Collagen Membranes are sold through Centerpulse.

Orthopedic Biomaterials. We supply Wyeth BioPharma with Absorbable Collagen Sponges for use in developing bone regeneration implants. Since 1994, we have supplied Absorbable Collagen Sponges for use with Wyeth BioPharma's recombinant human bone morphogenetic protein-2 (rhBMP-2), a manufactured version of human protein naturally present in very small quantities in the body. Wyeth BioPharma is developing rhBMP-2 for clinical evaluation in several areas of bone repair and augmentation, including orthopedic, oral and maxillofacial surgery applications.

We are selling Absorbable Collagen Sponges for spinal applications through a related collaboration with Medtronic Sofamor Danek in North America. In July 2002, the FDA approved Medtronic Sofamor Danek's InFUSE(TM) Bone Graft used with the LT-CAGE(TM) Lumbar Tapered Fusion Device for use in spinal fusion procedures. The InFUSE Bone Graft uses rhBMP-2 applied to our Absorbable Collagen Sponge in place of a painful secondary procedure to harvest small pieces of bone from the patient's own hip (autograft). When used with the LT-CAGE Lumbar Tapered Fusion Device, the InFUSE Bone Graft is indicated to treat certain types of spinal degenerative disc disease, a common cause of low back pain.

Wyeth BioPharma has filed a PMA application with the FDA seeking approval for the use of InductOs(TM), rhBMP-2 used in conjunction with our Absorbable Collagen Sponge, for use in the treatment of acute long-bone fractures requiring open surgical management. In November 2002, the Orthopedic and Rehabilitation

Panel of the FDA Medical Devices Advisory Committee recommended that the FDA approve, with conditions, Wyeth BioPharma's PMA application.

We receive development funding and other payments from Medtronic Sofamor Danek and Wyeth BioPharma related to the development of additional matrices for various applications. Although the agreement provides for no milestone or other contingent payments, Wyeth BioPharma pays us to assist with regulatory affairs and research.

In addition, we are continuing to develop additional biomaterial technologies, such as a new class of absorbable polycarbonates created through the polymerization of tyrosine, that enhance the rate and quality of healing and tissue regeneration with synthetic biodegradable scaffolds that support cell attachment and growth. No medical device containing these materials has yet been approved for sale.

Other Private Label Products. Our current private label products also include the VitaCuff(R) catheter access infection control device, the BioPatch(R) anti-microbial wound dressing, a wide range of absorbable collagen products for hemostasis for use in dental surgery sold under the names CollaCote(R), CollaTape(R) and CollaPlug(R), the Instat(R) Absorbable Collagen Hemostat, and cranial fixation devices for use in craniomaxillofacial surgery. Our Spembly Medical cryosurgery products allow surgeons to use low temperatures to more easily extract diseased tissue in ophthalmic, general, gynecological, urological and cardiac applications.


RESEARCH AND DEVELOPMENT STRATEGY

Our research and development programs focus on developing new products based on our materials and collagen engineering technologies and our expertise in fiber optics. Contract development revenues from strategic alliance partners and government grants fund a portion of our research and development activities. We spent approximately $10.6 million, $8.0 million, and $7.5 million in 2002, 2001, and 2000, respectively, on research and development activities. The 2002 amount includes $2.3 million of acquired in-process research and development charges recorded in connection with acquisitions. Research and development activities funded by contract development and government grant revenues amounted to $3.5 million, $3.9 million, and $2.8 million in 2002, 2001, and 2000, respectively.

We have either acquired or secured the proprietary rights to several important technological and scientific platforms, including collagen matrix, peptide, biomaterials, and intracranial monitoring technologies. These technologies provide support for our critical applications in neurosciences and tissue regeneration and additional opportunities for generating near-term and long-term revenues from medical applications. We have been able to identify and bring together critical platform technology components from which we work to develop products for both tissue regeneration and neuroscience applications. These efforts have led to the successful development of new products, such as the NeuraGen(TM) Nerve Guide and DuraGen(R) Dural Graft Matrix.

We regularly review our research and development programs to ensure that they remain consistent with and supportive of our growth strategies. To that end, in 2002 we expanded our product development staff to increase the focus on our neurosurgical product development efforts and to seek additional strategic alliances and applications for our other products and technologies.


GOVERNMENT REGULATION

As a manufacturer of medical devices, we are subject to extensive regulation by the Food and Drug Administration (FDA) and, in some jurisdictions, by state and foreign governmental authorities. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the design, manufacture, testing, labeling and promotion of the devices, the maintenance of certain records, the ability to track devices, the reporting of potential product defects, the export of devices and other matters. We believe that we are in substantial compliance with these governmental regulations.

From time to time, we have recalled certain of our products. We have recalled defective components or devices supplied by other vendors, kits assembled by us that included incorrect combinations of products and defective devices manufactured by us. None of these recalls resulted in material direct expense to us or a long-term disruption of an important customer or supplier relationship. However, a future voluntary or involuntary recall of one of our major products, particularly if it involved a potential or actual risk to patients, could have an adverse financial impact on us, as a result both of direct expenses and disrupted customer relationships.

The FDA requires, as a condition of marketing a medical device in the United States, that we secure a Premarket Notification clearance pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act, an approved PMA application or a supplemental PMA application. Alternatively, we may seek United States market clearance through a Product Development Protocol approved by the FDA. Establishing and completing a Product Development Protocol, or obtaining a PMA application or supplemental PMA application, can take up to several years and can involve preclinical studies and clinical testing. To perform clinical testing in the United States on an unapproved product, we are also required to obtain an Investigational Device Exemption from the FDA. In addition to requiring clearance for new products, FDA rules may require a filing and FDA approval, usually through a PMA application supplement or a 510(k) Premarket Notification clearance, prior to marketing products that are modifications of existing products or new indications for existing products. The FDA Medical Device User Fee and Modernization Act of 2002 (MDUFMA) imposes user fees payable to FDA for submission of Premarket Notifications, PMA applications, Product Development Protocols, and certain supplemental PMA applications. The regulatory process of obtaining product approvals/clearances can be onerous and costly.

We may not receive the necessary regulatory approvals, including approval for product improvements and new products, on a timely basis, if at all. Delays in receipt of, or failure to receive, regulatory approvals could have a material adverse effect on our business. Moreover, after clearance is given, if the product is shown to be hazardous or defective, the FDA and foreign regulatory agencies have the power to withdraw the clearance or require us to change the device, its manufacturing process or its labeling, to supply additional proof of its safety and effectiveness or to recall, repair, replace or refund the cost of the medical device. In addition, federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot predict what impact, if any, these changes might have. However, the changes could have a material impact on our business.

We have received or acquired more than 190 Premarket Notification 510(k) clearances, five approved PMA applications and 54 supplemental PMA applications. We expect to file new applications during the next year to cover new products and variations on existing products.

We are also required to register with the FDA as a device manufacturer. As such, we are subject to periodic inspection by the FDA for compliance with the FDA's Quality Systems Regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing and control activities. Further, we are required to comply with various FDA requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that one of our devices may have caused or contributed to a death or serious injury or, if a malfunction were to recur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device before marketing clearance has been received or promoting an approved device for unapproved indications. Under FDA regulations, we are required to submit reports of certain voluntary recalls and corrections to FDA. If the FDA believes that a company is not in compliance with applicable regulations, it can institute proceedings to detain or seize products, issue a warning letter, issue a recall order, impose operating restrictions, enjoin future violations and assess civil penalties against that company, its officers or its employees and can recommend criminal prosecution to the Department of Justice. These actions could have a material impact on our business. Other regulatory agencies may have similar powers.

Medical Device Regulations also are in effect in many of the countries outside the United States in which we do business. These laws range from comprehensive device approval and quality system requirements for some or all of our medical device products to simpler requests for product data or certifications. The number and scope of these requirements are increasing. In June 1998, the European Union Medical Device Directive became effective, and all medical devices must meet the Medical Device Directive standards and receive CE Mark certification. CE Mark certification requires a comprehensive Quality System program, and submission of data on a product to the Notified Body in Europe. The Medical Device Directive, ISO 9000, ISO 13485 and EN46001 are recognized international quality standards that are designed to ensure that we develop and manufacture quality medical devices. A recognized Notified Body (an organization designated by the national governments of the European Union member states to make independent judgments about whether or not a product complies with the protection requirements established by each CE marking directive) audits each of our facilities annually to verify our compliance with these standards. In 2002, each of our certified facilities was audited, and we have maintained our certification to these standards.

In addition, we are required to notify the FDA if we export specified medical devices manufactured in the United States that have not been approved by the FDA for distribution in the United States. We are also required to maintain certain records relating to exports and make the records available to the FDA for inspection, if required. We do not currently export medical devices manufactured in the United States that have not been approved by the FDA, although we have in the past.


OTHER UNITED STATES REGULATORY REQUIREMENTS

In addition to the regulatory framework for product approvals, we are and may be subject to regulation under federal and state laws, including requirements regarding occupational health and safety; laboratory practices; the maintenance of personal health information; sales and marketing practices, including product discounting practices; and the use, handling and disposal of toxic or hazardous substances. We may also be subject to other present and possible future local, state, federal and foreign regulations.

Our research, development and manufacturing processes involve the controlled use of certain hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by the controlling laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of this type of an accident, we could be held liable for any damages that result and any liability could exceed our resources. Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations, we could incur significant costs to comply with environmental laws and regulations in the future, and our operations, business or assets could be materially adversely affected by current or future environmental laws or regulations.


PATENTS AND INTELLECTUAL PROPERTY

We pursue a policy of seeking patent protection of our technology, products and product improvements both in the United States and in selected foreign countries. When determined appropriate, we have enforced and plan to continue to enforce and defend our patent rights. In general, however, we do not rely on our patent estate to provide us with any significant competitive advantages as it relates to our existing product lines. We rely upon trade secrets and continuing technological innovations to develop and maintain our competitive position. In an effort to protect our trade secrets, we have a policy of requiring our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential, except in specified circumstances.

BioMend(R), Camino(R), CollaCote(R), CollaPlug(R), CollaStat(TM), CollaTape(R), Dissectron(R), DuraGen(R), EquiFlow(R), Helistat(R), Helitene(R), Heyer-Schulte(R), INTEGRA(R) Dermal Regeneration Template, Integra NeuroSciences(TM), Integra NeuroSupplies(TM), JARIT(R), LICOX(R), NeuraGen(TM), NeuroNavigational(R), Novus(R), LPV(R), Ommaya(R), Orbis-Sigma(R), Padgett Instruments, Inc(R), Pudenz(TM), Redmond(TM), Ruggles(TM), Selector(R), Spetzler(R), Sundt(TM), Ventrix(R), VitaCuff(R) are some of the trademarks of Integra and its subsidiaries. All other brand names, trademarks and service marks appearing in this report are the property of their respective holders.


COMPETITION

Our largest competitors in the neurosurgery markets are the Medtronic Neurotechnologies division of Medtronic, Inc., the Codman division of Johnson & Johnson, the Aesculap division of B. Braun and the Valleylab division of Tyco International Ltd. In addition, various of our neurosurgery product lines compete with smaller specialized companies or larger companies that do not otherwise focus on neurosurgery. Our private label products face diverse and broad competition, depending on the market addressed by the product. Finally, in certain cases our products compete primarily against medical practices that treat a condition without using a medical device, rather than any particular product (such as autograft tissue as a substitute for INTEGRA(R) Dermal Regeneration Template). Depending on the product line, we compete on the basis of our products' features, strength of our sales force or marketing partner, sophistication of our technology, and cost effectiveness of our solution to the customer's medical requirements.


EMPLOYEES

At December 31, 2002, we had approximately 760 regular employees engaged in production and production support (including warehouse, engineering, and facilities personnel), quality assurance/quality control, research and development, regulatory and clinical affairs, sales, marketing, administration and finance. Except for certain employees at our Biot, France facility, none of our current employees are subject to a collective bargaining agreement.

Many of our employees, including those holding senior positions in our regulatory, operations, research and development, and sales and marketing departments, were recruited from large pharmaceutical or medical technology companies. Our sales representatives and regional sales managers attend in-depth product training meetings throughout the year, and our clinical development team consists of medical professionals who specialize in specific therapeutic areas that our products serve. We believe that our clinical development team differentiates us from our competition, as their knowledge and experience as medical professionals allows them to more effectively educate and train both our sales force and the customers who use our products. This team is especially valuable in communicating the clinical benefits of new products.

AVAILABLE INFORMATION

Integra is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act". In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may view our financial information, including the information contained in this report, and other reports we file with the Securities and Exchange Commission, on the Internet in the "SEC Filings" page of the Investor Relations section of our website at www.Integra-LS.com. You may also obtain a copy of any of these reports, without charge, from our investor relations department, 311 Enterprise Drive, Plainsboro, NJ 08536. Alternatively, you may view or obtain reports filed with the Securities and Exchange Commission at the SEC Public Reference Room at 450 Fifth Street, N.W. in Washington, D.C. 20549, or at the SEC's Internet site at www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.


RECENT DEVELOPMENT

On March 17, 2003, we acquired JARIT(R) Surgical Instruments, Inc. ("JARIT") for $44.5 million in cash, subject to a working capital adjustment and other adjustments with respect to certain income tax elections. For more than 30 years, JARIT has marketed a wide variety of high quality, reusable surgical instruments to virtually all surgical disciplines. JARIT sells its products to more than 5,200 hospitals and surgery centers worldwide. In the United States, JARIT sells through a 20 person sales management force that works with over 100 distributor sales representatives.

With more than 5,000 instrument patterns and a 98% order fill rate, JARIT has developed a strong reputation as a leading provider of high-quality surgical instruments. JARIT manages its vendor relationships and purchases, packages and labels its products directly from instrument manufacturers through its facility in Tuttlingen, Germany.

The acquisition of JARIT broadens Integra's existing customer base and surgical instrument product offering and provides an opportunity to achieve operating costs savings, including the procurement of Integra's Redmond(TM)-Ruggles(TM) and Padgett Instruments Inc.(R) products directly from the instrument manufacturers.

The acquired business generated approximately $30.9 million in revenues and $7.8 million in income before income taxes for the year ended December 31, 2002.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this report, including statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", which constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Integra, including, among other things:

o general economic and business conditions, both nationally and in our international markets;
o our expectations and estimates concerning future financial performance financing plans and the impact of competition;

o        anticipated trends in our business;
o        existing and future regulations affecting our business;
o our ability to obtain additional debt and equity financing to fund capital expenditures and working capital requirements and acquisitions;
o our ability to complete acquisitions and integrate operations post-acquisition; and o other risk factors described in the section entitled "Risk Factors" in this report.

You can identify these forward-looking statements by forward-looking words such as believe, may, could, will, estimate, continue, anticipate, intend, seek, plan, expect, should, would and similar expressions in this report.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Update to 2002 Annual Report on Form 10-K, Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with the selected consolidated financial data and our financial statements and the related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the heading "Risk Factors".

General

Integra develops, manufactures, and markets medical devices for use in neurosurgery, plastic and reconstructive surgery, general surgery and soft tissue repair.

We have historically managed our business and reviewed our financial results under two separate operating segments: Integra NeuroSciences(TM) and Integra LifeSciences(TM). In 2003, following the integration of several recently acquired, diverse businesses, we began to manage the business and review financial results on an aggregate basis, instead of through these two operating segments. Accordingly, we will report our 2003 financial results and now present our 2002 financial results for a single operating segment - the development, manufacturing and distribution of medical devices.

We offer one of the most comprehensive product lines serving the needs of the neuro intensive care unit and operating room. We have established market positions in intracranial monitoring, dural repair, tumor ablation, neurosurgical shunting, surgical instrumentation, carotid shunting, peripheral nerve repair and central nervous system diagnostic and monitoring supplies. We sell our products directly through various sales forces and through a variety of other distribution channels.


Acquisitions

Our recent growth in product revenues reflect increased sales of existing products, sales of newly launched products and sales of acquired businesses and product lines. We have acquired ten businesses and product lines since January 1, 2000, and those acquisitions have contributed significantly to our growth.



Reported product revenues for 2002 and 2001 included the following amounts in sales of acquired product lines:
                                                  2002 Revenues    2001 Revenues
                                                  -------------    -------------
                                                          (in thousands)
Neuromonitoring
   Products acquired during 2002 ................    $  1,626         $    --
   Products acquired during 2001 ................       6,460              990
   All other product revenues ...................      29,098           27,168
                                                       ------           ------
   Total Neuromonitoring product revenues .......      37,184           28,158

Operating Room
   Products acquired during 2002 ................    $  3,460         $    --
   Products acquired during 2001 ................       1,921            1,054
   All other product revenues ...................      32,945           26,186
                                                       ------           ------
   Total Operating Room product revenues ........      38,326           27,240

Instruments
   Products acquired during 2002 ................    $  1,110         $    --
   Products acquired during 2001 ................         --               --
   All other product revenues ...................      15,692           14,972
                                                       ------           ------
   Total Instruments product revenues ...........      16,802           14,972

Private Label
   Products acquired during 2002 ................    $  1,419         $    --
   Products acquired during 2001 ................          --              --
   All other product revenues ...................      18,894           17,538
                                                       ------           ------
   Total Private Label product revenues .........      20,313           17,538

Consolidated
   Products acquired during 2002 ................    $  7,615         $    --
   Products acquired during 2001 ................       8,381            2,044
   All other product revenues ...................      96,629           85,864
                                                       ------           ------
   Total product revenues .......................    $112,625         $ 87,908

(1) Excludes sales of the LICOX(R) product in those territories where Integra had exclusive distribution rights to the product prior to our acquisition of GMSmbH.

Since the beginning of 2000, we have acquired the following businesses and product lines:

In December 2002, we acquired the epilepsy monitoring and neurosurgical shunt business of the Radionics division of Tyco Healthcare Group for $3.7 million in cash. We are moving the manufacturing of the acquired lines to our facility in Biot, France and are selling the acquired products through our Integra NeuroSciences sales force.

In October 2002, we acquired Padgett Instruments, Inc.(R), a marketer of instruments used in reconstructive and plastic surgery, for $9.6 million in cash. Our acquisition of Padgett Instruments broadened our existing surgical customer base and allowed us to expand into new market segments. We expect to complete the consolidation of Padgett's operations into our distribution center located in Cranbury, New Jersey in March 2003.

In September 2002, we acquired certain assets, including the NeuroSensor(TM) monitor and rights to certain intellectual property, from Novus Monitoring Limited of the United Kingdom ("Novus") and entered into a related development agreement pursuant to which Novus will, at its own cost, conduct certain clinical studies, continue development of an additional neuromonitoring product, and design and transfer to us a validated manufacturing process for these products. We paid Novus $3.5 million in cash at closing and agreed to pay an additional $1.5 million upon Novus' achievement of a development milestone and up to an additional $2.5 million based upon revenues from Novus' products. The NeuroSensor(TM) monitor received 510(k) clearance from the FDA in February 2002 but has not been launched, pending the results of clinical trials and other factors. We expect the Novus products to complement our existing line of brain parameter monitoring products.

In connection with the Novus acquisition, we recorded a $1.1 million in-process research and development charge for the value associated with the development of a next generation neuromonitoring system. The design and functionality of this next generation neuromonitoring system is based, in part, on certain technology employed in the NeuroSensor(TM) system that has been modified specifically for this project and which has no alternative use in the modified state. Early prototypes of this next generation neuromonitoring system have been designed and manufactured based on this modified core technology. Novus remains responsible for the costs to complete development and obtain regulatory clearance for this project, the value of which we have recorded as prepaid research and development. We estimated the value of the in-process research and development with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 15% to 20% and a 15% discount rate.

In August 2002, we acquired the neurosciences division of NMT Medical, Inc. for $5.7 million in cash. Through this acquisition, we added a range of leading differential pressure valves, including the Orbis-Sigma(R), Integra Hakim(R) and horizontal-vertical lumbar valves, and external ventricular drainage products to our neurosurgical product line. The acquired operations include a facility located in Biot, France that manufactures, packages and distributes shunting, catheter and drainage products, and a distribution facility located in Atlanta, Georgia. We completed the consolidation of the Atlanta operations into our Cranbury, New Jersey distribution center as of September 30, 2002.

In July 2002, we acquired the assets of Signature Technologies, Inc., a specialty manufacturer of titanium and stainless steel implants for the neurosurgical and spinal markets, and certain other intellectual property assets. The purchase price consisted of $2.9 million in cash, $0.5 million of deferred consideration, and royalties on future sales of products to be developed. Our acquisition of Signature Technologies gave us the capability of developing and manufacturing metal implants for our strategic partners and for our direct sale. Signature Technologies currently manufactures cranial fixation systems for sale primarily under a single contract manufacturing agreement that expires in June 2004.

In connection with this acquisition, we recorded a $1.2 million in-process research and development charge for the value associated with a project for the development of an enhanced cranial fixation system using patented technology for improved identification and delivery of certain components of the system. Signature Technologies has manufactured prototypes of this enhanced cranial fixation system and we do not expect to incur significant costs to complete development and obtain regulatory clearance to market the product. We estimated the value of the in-process research and development charge with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 10% to 35% and a 15% discount rate.

In December 2001, we acquired NeuroSupplies, Inc., a specialty distributor of disposables and supplies for neurologists, pulmonologists and other physicians, for $4.1 million. The purchase price consisted of $0.2 million in cash, a $3.6 million note paid in January 2002, and 10,000 shares of Integra Common Stock. Integra NeuroSupplies markets a wide variety of supplies to neurologists, hospitals, sleep clinics, and other physicians in the United States as well as to original equipment manufacturers and distributors.

In April 2001, we acquired Satelec Medical, a subsidiary of the Satelec-Pierre Rolland group, for $3.9 million in cash. Satelec Medical, based in France, manufactures and markets the Dissectron(R) ultrasonic surgical aspirator console and a line of related handpieces. We completed the consolidation of the Satelec manufacturing operations into our Andover, England and Biot, France facilities in 2002.

In April 2001, we acquired GMSmbH, the German manufacturer of the LICOX(R) product, for $3.2 million. The purchase price consisted of $2.6 million in cash, the forgiveness of $0.2 million in notes receivable from GMSmbH, and $0.4 million of future minimum royalty payments to the seller. Prior to the acquisition, we had exclusive marketing rights to the LICOX(R) products in the United States and certain other markets.

In April 2000, we purchased the Selector(R) Ultrasonic Aspirator, Ruggles(TM) hand-held neurosurgical instruments and Spembly Medical cryosurgery product lines from NMT Medical, Inc. for $11.6 million in cash.

In January 2000, we purchased the business of Clinical Neuro Systems, Inc. for $6.8 million. The purchase price consisted of $4.0 million in cash and a $2.8 million promissory note issued to the seller, which we repaid in full in 2001. The acquired business designed and manufactured neurosurgical external ventricular drainage systems, catheters, drainage bags, and cranial access kits.

We have accounted for these acquisitions using the purchase method of accounting and have included the results of operations of each of the acquired businesses in our consolidated financial statements since its date of acquisition. The following table provides a comparison of pro forma product revenues for the years 2002 and 2001 as if all acquisitions completed after January 1, 2001 had occurred as of the beginning of that year. This pro forma product revenues data is based upon estimates of product revenues generated by the acquired businesses during the period prior to which Integra acquired them and does not necessarily represent results that would have occurred if the acquisitions had taken place on the basis assumed above.

                                                 2002                   2001           Growth Over Prior Year
                                          Reported  Pro Forma    Reported  Pro Forma    Reported   Pro Forma
                                          --------  ---------    --------  ---------    --------   ---------
                                                       ($ in thousands)
Total product revenues .................   112,625    128,909      87,908    118,498      28.1%        8.8%
Other revenue ..........................     5,197      5,197       5,534      5,534      (0.6%)      (0.6%)
                                          --------  ---------    --------  ---------    --------   ---------
Total revenue ..........................  $117,822  $ 134,106    $ 93,442  $ 124,032      26.1%        8.1%

On March 17, 2003, we acquired JARIT Surgical Instruments, Inc. ("JARIT") for $44.5 million in cash, subject to a working capital adjustment and other adjustments with respect to certain income tax elections. For more than 30 years, JARIT has marketed a wide variety of high quality, reusable surgical instruments to virtually all surgical disciplines. JARIT sells its products to more than 5,200 hospitals and surgery centers worldwide. In the United States, JARIT sells through a 20 person sales management force that works with over 100 distributor sales representatives.

With more than 5,000 instrument patterns and a 98% order fill rate, JARIT has developed a strong reputation as a leading provider of high-quality surgical instruments. JARIT manages its vendor relationships and purchases, packages and labels its products directly from instrument manufacturers through its facility in Tuttlingen, Germany.

The acquisition of JARIT broadens Integra's existing customer base and surgical instrument product offering and provides an opportunity to achieve operating costs savings, including the procurement of Integra's Redmond(TM)-Ruggles(TM) and Padgett Instruments Inc.(R) products directly from the instrument manufacturers.

The acquired business generated approximately $30.9 million in revenues and $7.8 million in income before income taxes for the year ended December 31, 2002.

Results of Operations

As a result of our recent acquisitions, the following financial results may not be directly comparable.

(in thousands, except per share data)                        2002       2001       2000
                                                          --------   --------   --------
   Neuromonitoring products ............................  $ 37,184   $ 28,158   $ 23,532
   Operating room products .............................    38,326     27,240     18,988
   Instruments .........................................    16,802     14,972      8,647
   Private label products ..............................    20,313     17,538     14,193
                                                          --------   --------   --------
Total product revenues .................................   112,625     87,908     65,360
Other revenue ..........................................     5,197      5,534      6,289
                                                          --------   --------   --------
Total revenue ..........................................   117,822     93,442     71,649

Cost of product revenues ...............................    45,772     36,014     29,511

Gross margin on product revenues .......................    66,853     51,894     35,849
Gross margin as a percentage of product revenues .......       59%        59%        55%

Research and development expenses ......................     8,304      7,992      7,524
Acquired in-process research and development ...........     2,328        --         --
Sales and marketing expenses ...........................    25,118     20,322     15,371
General and administrative expenses ....................    15,469     12,044     28,483
Amortization ...........................................     1,644      2,784      2,481
                                                          --------   --------   --------
Total other operating costs and expenses ...............    52,863     43,142     53,859
                                                          --------   --------   --------
Operating income (loss) ................................    19,187     14,286    (11,721)

Interest income (expense), net .........................     3,535      1,393       (473)
Gain on disposition of product line ....................        --         --      1,146
Other income (expense), net ............................         3       (136)       201
                                                          --------   --------   --------
Income (loss) before income taxes ......................    22,725     15,543    (10,847)
Income tax expense (benefit) ...........................   (12,552)   (10,863)       108
                                                          --------   --------   --------
Net income (loss) before extraordinary item and
   accounting change ...................................    35,277     26,406    (10,955)
Extraordinary loss / accounting change .................        --       (243)      (470)
                                                          --------   --------   --------
Net income (loss) ......................................  $ 35,277   $ 26,163   $(11,425)
                                                          ========   ========   ========

Diluted net income (loss) per share ....................  $   1.14   $   0.94   $  (0.97)
Weighted average shares outstanding ....................    30,895     27,796     17,553


Net income in 2002 was $35.3 million, or $1.14 per diluted share, as compared to net income of $26.2 million in 2001, or $0.94 per diluted share, and a net loss of $11.4 million in 2000, or $(0.97) per diluted share. Included in these amounts are certain charges or gains resulting from facts and circumstances that, based on our recent history and future expectations, may not recur with similar materiality or impact on continuing operations. We believe that the identification of all charges and gains that meet this criteria promotes comparability of reported financial results. The following charges and gains were included in net income (loss) and net income (loss) per share:

Recorded in 2002
   - A $20.4 million deferred income tax benefit primarily from the reduction of the valuation allowance recorded against our deferred tax assets associated with net operating loss carryforwards; and
   - acquired in-process research and development charges of $2.3 million recorded in connection with acquisitions.

Recorded in 2001
- A $11.5 million deferred income tax benefit from the reduction of a portion of the valuation allowance recorded against our deferred tax assets associated with net operating loss carryforwards; and
- An extraordinary loss of $243,000, net of tax, from the early retirement of debt;

Recorded in 2000
- A $13.5 million non-cash, stock-based compensation charge related to the extension of the Chief Executive Officer's employment agreement recorded in operating expenses;
-        A $1.1 million gain on the sale of product lines;
- A $470,000 charge recorded as the cumulative effect of an accounting change associated with the adoption of a new accounting policy for revenue recognition; and
- A $4.2 million non-recurring, non-cash dividend related to the beneficial conversion feature of our Series C Convertible Preferred Stock when it was issued in March 2000 that did not affect the reported net loss for 2000 but was reflected in the calculation of net loss per share for 2000;

PRODUCT AND OTHER REVENUES and GROSS MARGINS ON PRODUCT REVENUES

In 2002, total revenues increased 26% over 2001 to $117.8 million, led by a 28% increase in product revenues to $112.6 million. Domestic product revenues increased $21.8 million in 2002 to $90.4 million, or 80% of total product revenues, as compared to 78% of product revenues in 2001 and 79% of product revenues in 2000. Growth in product revenues in 2002 was led primarily by sales of neuromonitoring and operating room products, which reported a 32% and 41% increase, respectively, in sales over 2001.

In 2001, total revenues increased 30% over 2000 to $93.4 million, led by a 35% increase in product revenues to $87.9 million. Domestic product revenues increased $16.9 million in 2001 to $68.6 million, or 78% of total product revenues, as compared to 79% of product revenues in 2000. Growth in product revenues in 2001 was led primarily by sales of operating room products and instruments, which reported a 43% and 73% increase, respectively, in sales over 2000.

Increased sales of our DuraGen(R) Dural Graft Matrix and sales of recently acquired product lines accounted for most of our growth in 2002 and 2001.

Revenue from sales of neurosurgical shunt product lines acquired in 2002, offset in part by a decline in sales from our existing shunt lines, and increased sales of the DuraGen(R) product and the NeuraGen(TM) Nerve Guide contributed to the growth in our 2002 operating room product revenue. In 2001, increased sales of the DuraGen(R) product led the growth in operating room products revenues.

Revenue from sales of drainage product lines acquired in 2002 and the Integra NeuroSupplies(TM) products acquired in December 2001 and increased sales of our intracranial monitoring systems and existing drainage systems all contributed significantly to the growth in our neuromonitoring product revenues in 2002. In 2001, the launch of the LICOX(R) product in the United States and increased sales of our existing neuromonitoring and drainage and cranial access systems led growth in neuromonitoring product revenues.

Revenue from sales of the Padgett Instruments product line acquired in 2002 and a full year of sales of the Dissectron(R) Ultrasonic Aspirator product line acquired in April 2001 contributed to the growth in instruments product revenues in 2002. In 2001, sales of the Dissectron product and a full year of sales of the Selector(R) Ultrasonic Aspirator product line acquired in April 2000 contributed to the growth in instrument product revenues.

Effective January 2003, our Integra NeuroSciences sales force began to sell our neurosurgical products to certain hospitals through a group purchasing organization. Group purchasing organizations use the leverage of large, organized buying groups to obtain better prices for medical products for the participating hospitals and other health care providers than might otherwise be available to these institutions individually. We expect that our participation in group purchasing organizations will improve our ability to sell our products to those participating hospitals that have not historically purchased from us.

Growth in sales of private label products in 2002 was generated primarily by increased revenues from the Absorbable Collagen Sponge component of Medtronic's recently approved InFUSE(TM) Bone Graft product and $1.4 million in sales of product lines acquired in 2002. The increase in private label product revenues in 2001 was generated primarily by increased sales of our INTEGRA(R) Dermal Regeneration Template product and the Absorbable Collagen Sponge and a $600,000 increase in revenues from the cryosurgery product line acquired in the second quarter of 2000.

In 2002, the FDA approved a Premarket Approval ("PMA") supplement to permit the marketing of the INTEGRA(R) Dermal Regeneration Template for the repair of scar contractures in patients who have already recovered from their initial wound. In 2002 we also received FDA 510(k) clearance to sell related products, Integra(TM) Bilayer Matrix Wound Dressing and Integra(TM) Matrix Wound Dressing, for the dressing of wounds, including chronic wounds. We are continuing to work with Ethicon to obtain additional marketing indications for the INTEGRA(R) product.

We have generated our product revenue growth through acquisitions, new product launches, and increased direct sales and marketing efforts, both domestically and in Europe. We expect that our future growth will derive from our expanded domestic sales force, the continued implementation of our direct sales strategy in Europe and from internally developed and acquired products. We also intend to acquire businesses that complement our existing businesses and products.

Gross margin as a percentage of product revenues was 59%, 59% and 55%, in 2002, 2001 and 2000, respectively. Cost of product revenues included $447,000, $203,000, and $429,000 in fair value inventory purchase accounting adjustments recorded in connection with acquisitions in 2002, 2001, and 2000, respectively. The positive effect on gross margins of an increasing percentage of overall product revenues generated from higher margin operating room products and of increased direct sales to hospitals in Europe in 2002 and 2001 offset the negative impact of certain unfavorable manufacturing overhead variances incurred in the production of our private label products in 2002 and of fair value inventory purchase accounting adjustments. We expect our future gross margins to benefit as sales of the higher margin operating room products continue to grow faster than other products. We also have developed or are developing plans to improve gross margins by consolidating our manufacturing facilities and increasing the efficiency of various manufacturing sites.

Other revenue consists of research and development funding from strategic partners and government grants, and license, distribution, and other event-related revenues from strategic partners and other third parties. Other revenue decreased by $337,000 in 2002 as a decline in government grant funding and the expiration of a technology royalty agreement were slightly offset by the receipt in 2002 of $1.0 million in event related payments. The $756,000 decline in other revenue in 2001 was primarily the result of $1.5 million of event-related revenues received in 2000, as compared to none in 2001, partially offset by higher research and development funding received in 2001. Other revenue includes $2.0 million per year in research and development funding related to our strategic alliance with Ethicon. The Ethicon Agreement provides us with research funding of $2.0 million per year through the year 2004. After 2004, funding amounts are based on a percentage of net revenues of the INTEGRA(R) Dermal Regeneration Template.

Although the research, development and distribution agreements with our strategic partners provide us with funding when certain events occur, such as advances in research programs, critical publications or product approvals, the timing of these event payments is uncertain and difficult to predict.

In 2002, we sold $4.2 million of INTEGRA(R) Dermal Regeneration Template to Ethicon and received $2.0 million in research payments and $1.0 million in clinical and regulatory event payments that were recorded in other revenue.

Ethicon has not been successful in selling the minimum amounts of INTEGRA(R) Dermal Regeneration Template specified in its agreement with us. In addition, we have notified Ethicon that certain clinical and regulatory events have been achieved under the agreement and that payments for the achievement of those events is due to us. Ethicon has informed us that it disagrees that the clinical and regulatory events in question have been achieved, and that it does not intend to make the payments we have demanded. In addition, Ethicon has informed us that if we do not agree to substantial amendments to its agreement with us, it will consider alternatives that may include exercising its right to terminate the agreement.

The agreement requires Ethicon to give us notice one year in advance of a termination of the agreement, during which time Ethicon is required to continue to comply with the terms of the contract. At the end of that period, Ethicon may be required to pay additional amounts based on the termination provisions of the agreement and is required to cooperate in the transfer of the business back to Integra. Additionally, Ethicon may apply the value of any minimum payments in excess of actual product purchases against future purchases of products for sale on a non-exclusive basis for a specified period of time.

If Ethicon does terminate the agreement or if we determine that Ethicon is in breach of the agreement and we terminate the agreement, there is no assurance that we will be able to recover the money that we believe Ethicon is obligated to pay us under the agreement. If Ethicon does give us notice that it will terminate the agreement, it is possible that Ethicon will diminish its sales and marketing efforts for the product during the one-year notice period and that its sales will decline as a result. In addition, we may not be successful in sustaining or restoring the sales of the INTEGRA(R) Dermal Regeneration Template at current levels after the termination date. Finally, if Ethicon terminates the agreement it is possible that we may become involved in litigation with Ethicon, which could also impair our ability to sell products under our other agreements with Ethicon, including the BioPatch(R) and Instat(R) products.

OTHER OPERATING EXPENSES

In 2002, we recorded $2.3 million of in-process research and development charges in connection with our acquisitions of Signature Technologies, Inc. and certain assets of Novus Monitoring Limited. Other research and development expenses increased in 2002 as a result of increased headcount and spending on product development focused on our neurosurgical product lines, offset by reduced development spending on INTEGRA(R) Dermal Regeneration Template and a $0.5 million decrease in government grants for research. Research and development expenses increased in 2001 primarily due to the development of a collagen hemostatic device for use in neurosurgical procedures and development costs for the NeuraGen(TM) Nerve Guide product, offset by decreased spending from the termination of a program with a partner to develop a product to regenerate articular cartilage.

We expect to continue to increase our efforts and focus on product development in the future.

Sales and marketing expenses have increased significantly since 2000, consistent with the expansion of our domestic and international sales and marketing infrastructure and increased trade show activities. Sales and marketing expenses represented 22%, 23%, and 24% of total product revenues in 2002, 2001 and 2000, respectively.

Since the end of 1999, we have more than doubled the size of our domestic Integra NeuroSciences(TM) sales force to more than 80 professionals, including neurospecialists, regional managers and clinical educators. With the acquisitions of GMSmbH and Satelec Medical in April 2001 and the neurosciences division of NMT Medical in July 2002, we have a direct neurosurgical sales and marketing presence in the key markets of western Europe. Through the acquisition of Padgett Instruments in 2002 we have an eight person direct sales force in the United States that sells to plastic and reconstructive surgeons, burn surgeons, hand surgeons, ENT surgeons and other physicians. Through the acquisition of JARIT Surgical Instruments in March 2003, we have a 20 person sales management force in the United States that works with over 100 distributor sales representatives selling to virtually all surgical disciplines.

General and administrative expenses increased $3.4 million in 2002, $1.9 million of which were operating costs associated with recently acquired businesses that were not reflected in our results for the full year in 2001. The remaining increase in general and administrative expenses in 2002 consisted primarily of increased facility rent at our expanded corporate headquarters and higher insurance and legal costs.

General and administrative expenses decreased $16.4 million in 2001 as compared to 2000. General and administrative expenses in 2000 included a $13.5 million non-cash, stock-based compensation charge related to the extension of the Chief Executive Officer's employment agreement. The remaining decrease in general and administrative expenses in 2001 resulted primarily from a decrease in legal expenses related to the conclusion of the jury trial in the patent infringement lawsuit against Merck KGaA in the first quarter of 2000 as well as a reduction in other litigation matters outstanding in 2001 and because of the write-off in 2000 of a large distributor account receivable.

Amortization expense decreased in 2002 because of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets", which requires that goodwill no longer be amortized. Excluding the effect of the recently acquired Jarit Instruments business, annual amortization expense is expected to approximate $2.1 million in both 2003 and 2004, $1.8 million in both 2005 and 2006, and $1.6 million in 2007.

NON-OPERATING INCOME AND EXPENSES

In August 2001, we raised $113.4 million from a follow-on public offering of 4.7 million shares of common stock, of which $9.3 million was subsequently used to repay all outstanding indebtedness. Accordingly, net interest income in 2002 increased to $3.5 million, as compared to net interest income of $1.4 million in 2001 and net interest expense of $473,000 in 2000.

We recorded a $1.1 million pre-tax gain on the disposition of two product lines in 2000.

INCOME TAXES

Since 1999, we have generated positive taxable income on a cumulative basis. In light of this trend, our current projections for future taxable earnings, and the expected timing of the reversal of deductible temporary differences, we concluded in the fourth quarter of 2001 that we no longer needed to maintain a portion of the valuation allowance recorded against federal and state net operating loss carryforwards and certain other temporary differences. We reduced the valuation allowance by $12.0 million in 2001 because we believed that it was more likely than not that we would realize the benefit of that portion of the deferred tax assets recorded at December 31, 2001. The $12.0 million reduction in the valuation allowance consisted of an $11.5 million deferred income tax benefit and a $450,000 credit to additional paid-in capital related to net operating loss carryforwards generated through the exercise of stock options.

In the fourth quarter of 2002, we reduced the remaining valuation allowance recorded against net operating loss carryforwards by $23.4 million, which reflected our estimate of additional tax benefits that we expect to realize in the future. The $23.4 million reduction in the valuation allowance consisted of a $20.4 million deferred income tax benefit and a $3.0 million credit to additional paid-in capital related to net operating loss carryforwards generated through the exercise of stock options. A valuation allowance of $7.7 million is recorded against the remaining $32.9 million of net deferred tax assets recorded at December 31, 2002. This valuation allowance relates to deferred tax assets for certain expenses which will be deductible for tax purposes in very limited circumstances and for which we believe it is unlikely that we will recognize the associated tax benefit. We do not anticipate additional income tax benefits through future reductions in the valuation allowance. However, in the event that we determine that we would be able to realize more or less than the recorded amount of net deferred tax assets, we will record an adjustment to the deferred tax asset valuation allowance in the period such a determination is made.

The net change in the Company's valuation allowance was $(26.7) million, $(10.4) million, and $3.3 million, in 2002, 2001, and 2000, respectively. Included in the 2002 reduction was the write off of the valuation allowance associated with $3.3 million of deferred tax assets which the Company wrote off because they are no longer expected to be utilizable.

At December 31, 2002, we had net operating loss carryforwards of approximately $74.4 million and $19.8 million for federal and state income tax purposes, respectively, to offset future taxable income. The federal and state net operating loss carryforwards expire through 2013 and 2010, respectively. New Jersey has imposed a moratorium on the ability of corporations to use their net operating loss carryforwards to reduce their New Jersey state tax obligations. In 2000, we recognized a tax benefit of $467,000 from the sale of certain state net operating loss carryforwards through a special program offered by the State of New Jersey.

At December 31, 2002, several of our subsidiaries had unused net operating loss carryforwards and tax credit carryforwards arising from periods prior to our ownership which expire through 2010. The Internal Revenue Code limits the timing and manner in which we may use any acquired net operating losses or tax credits.

International Product Revenues and Operations

Because we have operations based in Europe and we generate certain revenues and incur certain operating expenses in British Pounds and the Euro, we will experience currency exchange risk with respect to those foreign currency denominated revenues or expenses.

Currently, we do not use derivative financial instruments to manage foreign currency risk. As the volume of our business transacted in foreign currencies increases, we will continue to assess the potential effects that changes in foreign currency exchange rates could have on our business. If this potential impact is believed to present a significant risk to our business, we may enter into derivative financial instruments, including forward contracts to purchase or sell foreign currencies, to mitigate this risk.

Additionally, we generate significant revenues outside the United States, a portion of which are U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. As a result, currency fluctuations between the U.S. dollar and the currencies in which those customers do business may have an impact on the demand for our products in foreign countries where the U.S. dollar has increased compared to the local currency.

Our sales to foreign markets may be affected by local economic conditions.

Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the United States.


Product revenues by major geographic area are summarized below:
                          United                     Asia         Other
                          States       Europe       Pacific      Foreign    Consolidated
                        ----------   ----------   ----------   ----------   ------------
                                 (in thousands)
Product revenues:
2002 ................. $   90,422    $  14,737    $   4,062    $   3,404    $  112,625
2001 .................     68,612       10,577        4,838        3,881        87,908
2000 .................     51,752        6,759        4,628        2,221        65,360

In 2002, product revenues from customers outside the United States totaled $22.2 million, or 20% of consolidated product revenues, of which approximately 66% were to European customers. Of this amount, $13.4 million of these revenues were generated in foreign currencies from our foreign-based subsidiaries in the United Kingdom, Germany and France. We expect revenues from customers outside the United States and expenses and revenues denominated in foreign currencies to increase in absolute terms, but not as a proportion of our total revenues, in 2003 as our acquisition of a significant facility in France in July 2002 and our continued expansion of our European sales force offset the effect of our recent acquisitions of entities that sell solely in the United States.

In 2001, revenues from customers outside the United States totaled $19.3 million, or 22% of consolidated product revenues, of which approximately 55% were to European customers. Of this amount, $7.2 million of these revenues were generated in foreign currencies from our foreign subsidiaries in the United Kingdom, Germany and France.

In 2000, revenues from customers outside the United States totaled $13.6 million, or 21% of consolidated product revenues, of which approximately 50% were to European customers. Of this amount, $3.2 million of these revenues were generated in foreign currencies from our subsidiary based in the United Kingdom, which was acquired in April 2000.

Liquidity And Capital Resources

Historically, we have funded our operations primarily through private and public offerings of equity securities, product revenues, research and collaboration funding, borrowings under a revolving credit line and cash acquired in connection with business acquisitions and dispositions. Since 1999, we have substantially reduced our net use of cash from operations and, in 2002 and 2001, we generated positive operating cash flows of $32.0 million and $15.7 million, respectively. Operating cash flows improved in 2002 as a result of higher net income and improved working capital management.

Our principal uses of funds in 2002 were $25.0 million for business acquisitions, the repayment of a $3.6 million note given to a seller as consideration for the acquisition of NeuroSupplies, Inc. and $2.3 million for purchases of property and equipment. Principal sources of funds were approximately $3.3 million from the issuance of common stock and $32.0 million of positive operating cash flow.

On August 13, 2001, we issued 4.7 million shares of common stock in a public offering at $25.50 per share. The net proceeds generated by the offering, after expenses, were $113.4 million. With the proceeds from the public offering of common stock, we repaid all outstanding debt, including $7.9 million of bank loans and $1.4 million payable under the terms of a promissory note, in the third quarter of 2001. Additionally, a related term loan and revolving credit facility was terminated in August 2001. We had no debt outstanding at December 31, 2002.

At December 31, 2002, we had cash, cash equivalents and marketable securities totaling $132.3 million. Investments consist almost entirely of highly liquid, interest bearing debt securities. We believe that our cash and marketable securities are sufficient to finance our operations in the short term. However, given the significant level of liquid assets and our objective to grow by acquisition and alliances, our financial position and future financial results could change significantly if we were to complete a business acquisition by utilizing a significant portion of our liquid assets. On March 17, 2003, we used $44.5 million to acquire the business of Jarit Instruments.

Excluding the effect of the acquisition of JARIT Surgical Instruments in March 2003, we are obligated to pay approximately $2.5 million and $2.2 million in 2003 and 2004, respectively, under the terms of operating lease agreements for our facilities. Thereafter, through 2012, we are contractually obligated to pay an aggregate of $6.1 million in total lease costs. We may be obligated to pay Novus an additional $1.5 million upon Novus' achievement of a development milestone and up to an additional $2.5 million based upon revenues from Novus' products. Additionally, we are obligated to pay royalties based on sales of certain of our products, including $0.3 million in future guaranteed minimum royalty payments to the seller of the GMSmbH business. We have no other significant future contractual obligations.

In February 2003, our Board of Directors authorized us to repurchase up to one million shares of our common stock for an aggregate cost not to exceed $15.0 million. We may repurchase shares under this program through February 2004 either in the open market or in privately negotiated transactions. During 2002, we repurchased 100,000 shares of our stock for an aggregate purchase price of $1.8 million under a previously authorized share repurchase program.

Use of Estimates and Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns, net realizable value of inventories, estimates of future cash flows associated with long-lived asset valuations and acquired in-process research and development charges, depreciation and amortization periods for long-lived assets, valuation allowances recorded against deferred tax assets, loss contingencies, and estimates of costs to complete performance obligations associated with research, licensing, and distribution arrangements for which revenue is accounted for using percentage of completion accounting. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.

We believe the following accounting policies, which form the basis for developing these estimates, are those that are most critical to the presentation of our financial statements and require the most difficult, subjective and complex judgments:

Allowances For Doubtful Accounts And Sales Returns. We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, we record an allowance against amounts due to reduce the net recognized receivable to the amount that we reasonably expect to collect. For all other customers, we record allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. If the financial condition of customers or the length of time that receivables are past due were to change, we may change the recorded amount of allowances for doubtful accounts in the future.

We record a provision for estimated sales returns and allowances on product revenues in the same period as the related revenues are recorded. We base these estimates on historical sales returns and other known factors. Actual returns could be different from our estimates and the related provisions for sales returns and allowances, resulting in future changes to the sales returns and allowances provision.

Inventories. Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, determined on the first-in, first-out method, or market. At each balance sheet date, we evaluate ending inventories for excess quantities, obsolescence or shelf life expiration. Our evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent that we determine there are excess, obsolete or expired inventory quantities, we record valuation reserves against all or a portion of the value of the related products. If future demand or market conditions are different than our projections, a change in recorded inventory valuation reserves may be required and would be reflected in cost of revenues in the period the revision is made.

Long-Lived Assets. We review long-lived assets to be held and used, including property, plant, and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate the recoverability of long-lived assets to be held and used by comparing its carrying value with the projected undiscounted net cash flows applicable to the long-lived assets. If an impairment exists, we calculate the amount of such impairment based on the estimated fair value of the asset. We record impairments to long-lived assets to be disposed of based upon the fair value of the applicable assets. If future events that would trigger an impairment review occur or we change our estimates of projected future undiscounted net cash flows related to long-lived assets to be held and used, we may need to record an impairment charge.

Goodwill. Upon the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in January 2002, our assessment of the recoverability of goodwill changed to a method based upon a comparison of the carrying value of the reporting units to which goodwill is assigned with its respective fair value. We completed our initial impairment review for goodwill as of June 30, 2002 and determined that our reporting unit goodwill was not impaired. If future events that would trigger an impairment review occur or we change our estimates of the fair value of our reporting units, we may need to record an impairment charge.

Acquired In-Process Research and Development Charges. In-process research and development charges are recorded in connection with acquisitions and represent the value assigned to acquired assets which have not yet reached technological feasibility and for which there is no alternative use. Fair value is generally assigned to these assets based on the net present value of the projected cash flows expected to be generated by those assets. Significant assumptions underlying these cash flows include our assessment of the timing and our ability to successfully complete the in-process research and development project, projected cash flows associated with the successful completion of the project, and interest rates used to discount these cash flows to their present value.

Depreciation And Amortization Periods. We provide for depreciation and amortization using the straight-line method over the estimated useful lives of property, plant and equipment and other intangible assets. We base the determination of these useful lives on the period over which we expect the related assets to contribute to our cash flows. If our assessment of the useful lives of these long-lived assets changes, we may change future depreciation and amortization expense.

Income Taxes. We recognize deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered our projections for future taxable earnings and the expected timing of the reversal of deductible temporary differences in determining the need for a valuation allowance. In 2002, this analysis resulted in our reducing the recorded valuation allowance by $23.4 million. In the event that we determine that we would be able to realize more or less than the recorded amount of net deferred tax assets, we would record an adjustment to the deferred tax asset valuation allowance in the period we make such a determination. We would record the adjustment in the earnings of such period or, to the extent the valuation allowance relates to tax benefits from the exercise of stock options, as a credit to additional paid-in capital.

Revenue Recognition. We recognize product sales when delivery has occurred and title has passed to the customer, there is a fixed or determinable sales price, and collectibility of that sales price is reasonably assured. We recognize research grant revenue when the related expenses are incurred. Under the terms of existing research grants, we are reimbursed for allowable direct and indirect research expenses. We recognize royalty revenue over the period our customers sell the royalty products and the amount earned by Integra is fixed and determinable. We recognize non-refundable fees received under research, licensing and distribution arrangements as revenue when received if we have no continuing obligations to the other party. For those arrangements where we have continuing performance obligations, we recognize revenue using the lesser of the amount of non-refundable cash received or the result achieved using percentage of completion accounting based upon our estimated cost to complete these obligations. If our estimates of the costs to complete these obligations change, we may change the amount of revenue we recognized for fees received under research, licensing and distribution arrangements where we have continuing performance obligations.

Loss Contingencies. We are subject to claims and lawsuits in the ordinary course of our business, including claims by employees or former employees and with respect to our products. Our financial statements do not reflect any material amounts related to possible unfavorable outcomes of claims and lawsuits to which we are currently a party because we currently believe that such claims and lawsuits are either adequately covered by insurance or otherwise indemnified, and are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies if we change our assessment of the likely outcome of these matters.

Update to 2002 Annual Report on Form 10-K, Part IV, Item 15. Financial
Statements


1. Financial Statements. The following financial statements and financial statement schedule are filed as a part of this report.


Report of Independent Accountants .......................................   F-1

Consolidated Statements of Operations for the years ended
 December 31, 2002, 2001, and 2000 ......................................   F-2

Consolidated Balance Sheets as of December 31, 2002 and 2001 ............   F-3

Consolidated Statements of Cash Flows for the years ended
 December 31, 2002, 2001, and 2000 ......................................   F-4

Consolidated Statements of Changes in Stockholders' Equity
 for the years ended December 31, 2002, 2001, and 2000 ..................   F-5

Notes to Consolidated Financial Statements ..............................   F-6

Report of Independent Accountants on Financial Statement Schedule .......   F-30

Financial Statement Schedule ............................................   F-31

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Integra LifeSciences
Holdings Corporation and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Integra LifeSciences Holdings Corporation and Subsidiaries (the Company) at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed more fully in Note 2 to the consolidated financial statements, in 2000 the Company changed its method of accounting for nonrefundable fees received under its various research, license and distribution agreements.

As discussed in Note 2 to the consolidated financial statements, the Company has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
February 21, 2003, except Note 15
for which the date is March 17, 2003
and Notes 1 and 13 for which the
date is June 26, 2003.



                                          F1

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts
                                                        Years Ended December 31,
                                                    --------------------------------
                                                      2002        2001        2000
                                                    --------    --------    --------
REVENUES
Product revenue .................................   $112,625    $ 87,908    $ 65,360
Other revenue ...................................      5,197       5,534       6,289
                                                    --------    --------    --------
    Total revenue ...............................    117,822      93,442      71,649

COSTS AND EXPENSES
Cost of product revenue .........................     45,772      36,014      29,511
Research and development ........................      8,304       7,992       7,524
Acquired in-process research and development ....      2,328         --          --
Selling and marketing ...........................     25,118      20,322      15,371
General and administrative ......................     15,469      12,044      28,483
Amortization ....................................      1,644       2,784       2,481
                                                    --------    --------    --------
    Total costs and expenses ....................     98,635      79,156      83,370

Operating income (loss) .........................     19,187      14,286     (11,721)

Interest income (expense), net ..................      3,535       1,393        (473)
Gain on dispositions of product lines ...........        --          --        1,146
Other income (expense), net .....................          3        (136)        201
                                                    --------    --------    --------
Income (loss) before income taxes ...............     22,725      15,543     (10,847)

Income tax expense (benefit) ....................    (12,552)    (10,863)        108
                                                    --------    --------    --------
Income (loss) before extraordinary loss and
   cumulative effect of accounting change .......     35,277      26,406     (10,955)

Extraordinary loss on early retirement of debt,
   net of income tax benefit ....................         --        (243)         --
Cumulative effect of accounting change ..........         --          --        (470)
                                                    --------    --------    --------
Net income (loss) ...............................   $ 35,277    $ 26,163    $(11,425)
                                                    ========    ========    ========

   Basic net income (loss) per share before
     extraordinary loss and cumulative effect
     of accounting change .......................   $   1.21    $   1.09    $  (0.95)
   Basic net income (loss) per share ............   $   1.21    $   1.08    $  (0.97)

   Diluted net income (loss) per share before
     extraordinary loss and cumulative effect
     of accounting change .......................   $   1.14    $   0.95    $  (0.95)
   Diluted net income (loss) per share ..........   $   1.14    $   0.94    $  (0.97)

Weighted average common shares outstanding:
   Basic ........................................     29,021      23,353      17,553
   Diluted ......................................     30,895      27,796      17,553



                The accompanying notes are an integral part of these consolidated financial statements

                                                 F2

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

In thousands, except per share amounts
                                                                            December 31,
                                                                      -----------------------
 ASSETS                                                                 2002          2001
                                                                      ---------    ---------
Current Assets:
  Cash and cash equivalents ......................................    $  43,583    $  44,518
  Short-term investments .........................................       55,278       22,183
  Trade accounts receivable, net of allowances
      of $1,387 and $1,403 .......................................       19,412       14,024
  Inventories ....................................................       28,502       24,329
  Prepaid expenses and other current assets ......................        5,498        2,898
                                                                      ---------    ---------
      Total current assets .......................................      152,273      107,952

 Noncurrent investments ..........................................       33,450       64,335
 Property, plant, and equipment, net .............................       16,556       11,662
 Deferred income taxes, net ......................................       25,218       10,243
 Goodwill, net ...................................................       22,073       14,627
 Intangible assets, net ..........................................       23,091       16,898
 Other assets ....................................................        2,007        1,871
                                                                      ---------    ---------
Total assets .....................................................    $ 274,668    $ 227,588
                                                                      =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Short-term debt ................................................    $     --     $   3,576
  Accounts payable, trade ........................................        3,764        2,924
  Income taxes payable ...........................................          --         1,481
  Customer advances and deposits .................................        7,908        4,843
  Deferred revenue ...............................................          816          772
  Accrued expenses and other current liabilities .................        9,433        5,550
                                                                      ---------    ---------
      Total current liabilities ..................................       21,921       19,146

 Deferred revenue ................................................        3,263        3,949
 Other liabilities ...............................................        1,887          437
                                                                      ---------    ---------
Total liabilities ................................................       27,071       23,532

Commitments and contingencies

Stockholders' Equity:

  Preferred stock; $0.01 par value; 15,000 authorized shares; 0
     and 54 Series C Convertible shares issued and outstanding ...          --             1
  Common stock; $.01 par value; 60,000 authorized shares; 27,204
     and 26,129 issued and outstanding ...........................          272          261
  Additional paid-in capital .....................................      292,007      284,021
  Treasury stock, at cost; 106 and 6 shares ......................       (1,812)         (51)
  Other ..........................................................          (15)         (37)
  Accumulated other comprehensive income (loss):
     Unrealized gain on available-for-sale securities ............          861          237
     Foreign currency translation adjustment .....................        1,618         (776)
     Minimum pension liability adjustment ........................       (1,011)         --
  Accumulated deficit ............................................      (44,323)     (79,600)
                                                                      ---------    ---------
    Total stockholders' equity ...................................      247,597      204,056
                                                                      ---------    ---------
 Total liabilities and stockholders' equity ......................    $ 274,668    $ 227,588
                                                                      =========    =========

                The accompanying notes are an integral part of these consolidated financial statements



                                                   F3

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands
                                                                     Years Ended December 31,
                                                                 ------------------------------
                                                                   2002       2001       2000
                                                                 --------   --------   --------
OPERATING ACTIVITIES:
    Net income (loss) ......................................... $  35,277   $ 26,163   $(11,425)
    Adjustments to reconcile net income (loss) to net cash
          provided by (used in) operating activities:
     Depreciation and amortization ............................     5,020      5,959      5,357
     Loss (gain) on sale of product line and other assets .....        28        --      (1,316)
     In process research and development charge ...............     2,328        --         --
     Loss on early retirement of debt .........................        --        256        --
     Deferred tax benefit .....................................   (13,401)   (12,085)       --
     Amortization of discount and premium on investments ......     2,142        298       (181)
     Stock based compensation .................................        31         29     13,587
     Other, net ...............................................       129        158         43
     Changes in assets and liabilities, net of business
          acquisitions:
       Accounts receivable ....................................    (2,109)        98     (3,475)
       Inventories ............................................     1,153     (6,987)    (3,061)
       Prepaid expenses and other current assets ..............    (1,131)    (1,443)      (571)
       Non-current assets .....................................       185      1,858     (3,565)
       Accounts payable, accrued expenses and other
          liabilities .................................               (90)      (941)     2,831
       Customer advances and deposits .........................     2,565      4,020     (3,078)
       Deferred revenue .......................................      (142)    (1,682)      (106)
                                                                 --------   --------   --------
     Net cash provided by (used in) operating activities ......  $ 31,985     15,701     (4,960)
                                                                 --------   --------   --------
INVESTING ACTIVITIES:
    Proceeds from sale of product line and other assets .......        --        --       1,600
    Proceeds from the maturities of investments ...............    35,402      3,000     16,981
    Purchases of available for sale investments ...............   (39,113)   (88,533)   (13,391)
    Purchases of property and equipment .......................    (2,254)    (2,860)    (3,268)
    Cash used in business acquisitions, net of cash acquired ..   (25,015)    (6,348)   (16,187)
    Loans made ................................................        --        --        (238)
                                                                 --------   --------   --------
     Net cash used in investing activities ....................  $(30,980)   (94,741)   (14,503)
                                                                 --------   --------   --------
FINANCING ACTIVITIES:
    Net proceeds (repayments) from revolving credit facility ..        --     (3,147)     3,143
    Repayments of term loan ...................................    (3,600)    (7,705)    (2,250)
    Repayment of note payable .................................        --     (2,800)       --
    Proceeds from sales of preferred stock and warrants .......        --        --       5,375
    Proceeds from the issuance of common stock ................        --    113,433      5,000
    Proceeds from exercise of common stock purchase warrants ..        --      3,616         50
    Proceeds from stock issued under employee benefit plans ...     3,323      6,060      3,156
    Purchases of treasury stock ...............................    (1,761)       --        (170)
    Collection of related party note receivable ...............        --        --          35
    Preferred stock dividends paid ............................        --        --         (67)
                                                                 --------   --------   --------
     Net cash (used in) provided by financing activities ......  $ (2,038)   109,457     14,272

Effect of exchange rate changes on cash and cash equivalents ..        98         15        (24)
                                                                 --------   --------   --------
Net increase (decrease) in cash and cash equivalents ..........  $   (935)    30,432     (5,215)
Cash and cash equivalents at beginning of period ..............    44,518     14,086     19,301
                                                                 --------   --------   --------
Cash and cash equivalents at end of period ....................  $ 43,583   $ 44,518   $ 14,086
                                                                 ========   ========   ========

Cash paid during the year for interest ........................  $     20   $    778   $    922
Cash paid during the year for income taxes ....................     1,435        928        508



                The accompanying notes are an integral part of these consolidated financial statements

                                                 F4

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            In thousands Accumulated
                                Additional Other
                                              Preferred  Common   Treasury   Paid-In             Comprehensive Accumulated   Total
                                                Stock     Stock     Stock    Capital    Other    Income (Loss)   Deficit    Equity
                                              --------- --------- --------- ---------- --------- ------------- ----------- ---------
Balance, December 31, 1999 .................. $      6  $    161  $    (7)  $ 132,340 $   (143)  $        (64) $ (94,304)  $ 37,989

Net loss ....................................                                                                    (11,425)   (11,425)
Unrealized losses on investments ............                                                             (32)                  (32)
Foreign currency translation ................                                                            (457)                 (457)
                                                                                                                           ---------
       Total comprehensive loss .............                                                                              $(11,914)
                                                                                                                           =========
Issuance of 54 shares of Series C Preferred
   Stock and warrants .......................       1                           5,374                                         5,375
Conversion of 500 shares of Series
   Preferred Stock into 250 shares of
   common stock .............................      (5)         3                    2                                           --
Private placement of 333 shares of common
   stock ....................................                  3                4,997                                         5,000
Issuance of 564 shares of common stock
  through employee benefit plans ............                  6                3,201                                         3,207
Warrants exercised for cash .................                                      50                                            50
Issuance of 45 shares of common stock in
  settlement of obligation ..................                                     641                                           641
Amortization of unearned compensation .......                                             72                                    72
Tax benefit related to stock option
   exercises ................................                                      51                                            51
Issuance of 1,250 Restricted Units ..........                                  13,515                                        13,515
Unearned compensation related to
  Non-employee stock options ................                                      30    (30)                                    --
Dividends paid on Series A Preferred Stock ..                                     (67)                                          (67)
Repurchase 19 shares of common stock ........                          (173)                                                   (173)
Collection of related party note ............                                             35                                     35

Balance, December 31, 2000 ..................       2        173       (180)  160,134    (66)          (553)     (105,729)   53,781
                                              =========  ========= ========= ========== ========= ============= =========== ========

Net income ..................................                                                                      26,163    26,163
Unrealized gains on investments (1) .........                                                           333                     333
Foreign currency translation ................                                                          (319)                   (319)
                                                                                                                           ---------
       Total comprehensive income............                                                                              $ 26,177
                                                                                                                           =========
Conversion of 100 shares of Series B
  Preferred Stock into 2,618 shares of
   common stock .............................      (1)        26                 (25)                                            --
Public offering of 4,748 shares of
  common stock ..............................                 48             113,385                                        113,433
Issuance of 879 shares of common stock
  through employee benefit plans ............                  9       129     5,998                                (34)      6,102
Warrants exercised for cash .................                  5               3,611                                          3,616
Issuance of 10 shares of common stock in
  acquisition ...............................                                    276                                            276
Amortization of unearned compensation .......                                               29                                   29
Tax benefit related to stock option
   exercises ................................                                    642                                            642

Balance, December 31, 2001 ..................        1      261     (51)     284,021       (37)       (539)    (79,600)   $ 204,056
                                              ========= ========= ========= ========= ========= ============= =========== ==========

Net income ..................................                                                                    35,277      35,277
Unrealized gains on investments ............                                                           624                      624
Foreign currency translation ................                                                        2,394                    2,394
Minimum pension liability adjustment, net
   of  tax ..................................                                                       (1,011)                  (1,011)
                                                                                                                           ---------
       Total comprehensive income ...........                                                                              $ 37,284
                                                                                                                           =========
Conversion of 54 shares of Series C
   Preferred Stock into 600 shares of
   common stock .............................     (1)         6                    (5)                                           --
Issuance of 475 shares of common stock
  through employee benefit plans ............                 5                  3,288                                        3,293
Amortization of unearned compensation .......                                        9       22                                  31
Tax benefit related to stock option
   exercises ................................                                    4,694                                        4,694
Repurchase 100 shares of common stock .......                       (1,761)                                                  (1,761)

Balance, December 31, 2002 .................. $    --    $  272   $ (1,812)  $ 292,007 $    (15)  $  1,468     $  (44,323) $ 247,597
                                              ========= ========= ========= ========== ========= ============= =========== =========

(1) Includes $95 reclassification adjustment for other than temporary impairment of available for sale securities

                             The accompanying notes are an integral part of these consolidated financial statements

                                                    F5

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BUSINESS

Integra LifeSciences Holdings Corporation (the "Company") develops, manufactures, and markets medical devices for use in neurosurgery, plastic and reconstructive surgery, general surgery and soft tissue repair. The Company's product lines include traditional medical devices, such as monitoring and drainage systems, surgical instruments, and fixation systems, as well as innovative tissue repair products, such as the DuraGen(R) Dural Graft Matrix, the NeuraGen(TM) Nerve Guide, and the INTEGRA(R) Dermal Regeneration Template, that incorporate the Company's proprietary absorbable implant technology.

The Company sells its products directly through various sales forces and through a variety of other distribution channels. The global manufacturing, sales, marketing and administrative functions for each of the organizations through which the Company sells its products are managed on a centralized basis.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany accounts and transactions are eliminated in consolidation.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

FINANCIAL INSTRUMENTS

Investments in marketable debt and equity securities are classified and accounted for as available-for-sale securities and are carried at fair value, which was based on quoted market prices. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss). Realized gains and losses are determined on the specific identification cost basis and reported in other income (expense), net. Investment balances as of December 31, 2002 and 2001 were as follows:

                                                      Unrealized      Fair
                                            Cost    Gains   Losses    Value    Maturity
                                          -------  -------  -------  -------  ----------
                                                             (in thousands)
2002:
-----
Marketable debt securities, current.....  $54,695  $   504  $    (1) $55,198  less than 1 year
Marketable equity securities ...........       60       21       (1)      80
Marketable debt securities, non-current.   33,112      347       (9)  33,450  less than 40 months
                                          -------  -------  -------  -------
                                          $87,867  $   872  $   (11) $88,728
2001:
-----
Marketable debt securities, current.....  $22,092  $    53  $   (35) $22,110  less than 1 year
Marketable equity securities ...........       78        3       (8)      73
Marketable debt securities, non-current.   64,111      357     (133)  64,335  less than 30
months
                                          -------  -------  -------  -------
                                          $86,281  $   413  $  (176) $86,518

The carrying values of all other financial instruments were not materially different from their estimated fair values.

                                            F6

ALLOWANCES FOR DOUBTFUL ACCOUNTS RECEIVABLE AND SALES RETURNS

The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, an allowance is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, allowances for doubtful accounts are recorded based on the length of time the receivables are past due, the current business environment and our historical experience.

The Company records a provision for estimated returns and allowances on product sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns and other known factors.

INVENTORIES

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, determined on the first-in, first-out method, or market. Inventories consisted of the following:

                                               December 31,
                                             2002       2001
                                          ---------- ----------
                                             (in thousands)
Finished goods ..........................  $ 19,198   $ 13,277
Work in process .........................     3,019      3,493
Raw materials ...........................     6,285      7,559
                                          ---------- ----------
                                           $ 28,502   $ 24,329

At each balance sheet date, the Company evaluates ending inventories for excess quantities, obsolescence or shelf-life expiration. This evaluation includes an analyses of historical sales levels by product and projections of future demand. To the extent that management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against all or a portion of the value of the related products.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred. Property, plant and equipment balances and corresponding lives were as follows:

                                                      December 31,
                                                    2002       2001        Lives
                                                 ---------- ---------- ---------------
                                                            (in thousands)
Land ............................................ $    511   $   --
Buildings and leasehold improvements ............   11,877     10,095     2 to 40 years
Machinery and equipment .........................   16,492     13,320     3 - 15 years
Furniture and fixtures ..........................    3,561      1,657     5 -  7 years
Construction in progress ........................      500        310
                                                 ---------- ----------
                                                    32,941     25,382
Less: Accumulated depreciation ..................  (16,385)   (13,720)
                                                 ---------- ----------
                                                  $ 16,556   $ 11,662

Depreciation expense associated with property, plant and equipment was $3.4 million, $3.2 million, and $2.9 million, in 2002, 2001, and 2000 respectively.


                                             F7

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of the cost over the fair value of net assets of acquired businesses is recorded as goodwill. Goodwill acquired prior to July 1, 2001 was amortized on a straight line basis over a period of 15 years through December 31, 2001. Goodwill acquired after July 1, 2001 was not subject to amortization. Effective January 1, 2002, goodwill was no longer amortized but is instead subject to annual impairment reviews.

Upon the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in January 2002, our assessment of the recoverability of goodwill has changed to a method based upon a comparison of the carrying value of goodwill with its estimated fair value. The Company completed its initial impairment review for goodwill as of June 30, 2002 and determined that its goodwill was not impaired.

Changes in the carrying amount of reporting unit goodwill in 2002 were as follows:

                                                 Integra         Integra
                                              NeuroSciences    LifeSciences         Total
                                              -------------    -------------    -------------
                                                              (in thousands)
Goodwill, net of accumulated amortization
   at December 31, 2001 ....................     $ 13,815         $    812         $ 14,627
Reclassification of assembled workforce
   intangible, net of amortization .........        1,245               30            1,275
Acquisitions ................................       5,775              --             5,775
Adjustments to previously recorded
   pre-acquisition income tax contingencies..        (484)             --              (484)
Other, net  .................................          64              --                64
Foreign currency translation ................         814                2              816
                                                 --------         --------         --------
Goodwill at December 31, 2002 ...............    $ 21,229         $    844         $ 22,073
                                                 ========         ========         ========

The components of the Company's identifiable intangible assets were as follows:

                                                   December 31, 2002          December 31, 2001
                                  Weighted       ----------------------    ----------------------
                                  Average                  Accumulated               Accumulated
                                    Life           Cost    Amortization      Cost    Amortization
                                  --------       --------  ------------    --------  ------------
                                                                   (in thousands)
Completed technology ...........  15 years      $ 13,165    $ (2,380)     $ 11,255    $ (1,516)
 Customer relationships .........  10 years         4,661      (1,085)        3,575        (674)
 Trademarks / brand names .......  34 years         7,151        (445)        1,715        (305)
 Assembled work force ...........                     --          --          1,581        (306)
 All other ......................  10 years         2,601        (577)        1,824        (251)
                                                 --------  ------------    --------  ------------
                                                 $ 27,578    $ (4,487)     $ 19,950    $ (3,052)
 Accumulated amortization ....................     (4,487)                   (3,052)
                                                 --------                  --------
                                                 $ 23,091                  $ 16,898
                                                 ========                  ========

                                            F8

Excluding the effect of the recently acquired JARIT Surgical Instruments business (Note 15), annual amortization expense is expected to approximate $2.1 million in both 2003 and 2004, $1.8 million in both 2005 and 2006, and $1.6 million in 2007. Identifiable intangible assets are initially recorded at fair market value at the time of acquisition generally using an income or cost approach.

LONG-LIVED ASSETS

Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets to be held and used, a recoverability test is performed using projected undiscounted net cash flows applicable to the long-lived assets. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset. Impairments to long-lived assets to be disposed of are recorded based upon the fair value of the applicable assets.

FOREIGN CURRENCY

All assets and liabilities of foreign subsidiaries are translated at the rate of exchange at year-end, while elements of the income statement are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are reported in other income (expense), net.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

REVENUE RECOGNITION

Product revenues include both product sales and royalties earned on sales by strategic alliance partners of the Company's products or of products incorporating one or more of the Company's products. Product sales are recognized when delivery has occurred and title has passed to the customer, there is a fixed or determinable sales price, and collectability of that sales price is reasonably assured. Product royalties are recognized as the royalty products are sold by our customers and the amount earned by Integra is fixed and determinable.

Other revenues include research grants, fees received under research, licensing, and distribution arrangements, and technology-related royalties. Research grant revenue is recognized when the related expenses are incurred. Under the terms of existing research grants, the Company is reimbursed for allowable direct and indirect research expenses. Non-refundable fees received under research, licensing and distribution arrangements or for the licensing of technology are recognized as revenue when received if the Company has no continuing obligations to the other party. For those arrangements where the Company has continuing performance obligations, revenue is recognized using the lesser of the amount of non-refundable cash received or the result achieved using percentage of completion accounting based upon the estimated cost to complete these obligations.

In December 1999 (as amended in March 2000 and June 2000) the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition" (SAB 101). As the result of the adoption of SAB 101, the Company recorded a $470,000 cumulative effect of an accounting change in 2000 to defer a portion of a nonrefundable, up-front fee received and recorded in other revenue in 1998. The cumulative effect of this accounting change was measured as of January 1, 2000. As a result of this accounting change, other revenue for each of the years ended December 31, 2002, 2001 and 2000 includes $112,000 of amortization of the amount deferred as of January 1, 2000.

SHIPPING AND HANDLING FEES AND COSTS

Amounts billed to customers for shipping and handling are included in products revenues. The related shipping and handling fees and costs incurred by the Company are included in cost of product revenues.

                                      F9

PRODUCT WARRANTIES

Certain of the Company's medical devices, including monitoring systems and ablation systems, are reusable and are designed to operate over long periods of time. These products are sold with warranties extending for up to two years from date of purchase. The Company accrues estimated product warranty costs at the time of sale based on historical experience. Any additional amounts are recorded when such costs are probable and can be reasonably estimated. Accrued warranty expense consisted of the following:
                                                             December 31,
                                                           2002       2001
                                                         --------   --------
                                                            (in thousands)
     Beginning balance ..................                $   226    $   124
     Charged to expense .................                    257        347
     Deductions .........................                   (267)      (245)
                                                         --------   --------
     Ending balance .....................                $   216    $   226

RESEARCH AND DEVELOPMENT

Research and development costs, including salaries, depreciation, consultant and other external fees, and facility costs directly attributable to research and development activities, are expensed in the period in which they are incurred.

In-process research and development charges recorded in connection with acquisitions represent the value assigned to acquired assets to be used in research and development activities and for which there is no alternative use. Value is generally assigned to these assets based on the net present value of the projected cash flows expected to be generated by those assets.

STOCK BASED COMPENSATION

Employee stock based compensation is recognized using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation an interpretation of APB Opinion No. 25".

Had the compensation cost for the Company's stock option plans been determined based on the fair value at the grant consistent with the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", the Company's net income (loss) and basic and diluted net income
(loss) per share would have been as follows:

                                                          2002          2001          2000
                                                        --------      --------      --------
                                                      (in thousands, except per share amounts)
Net income (loss):
   As reported ......................................   $ 35,277      $ 26,163      $(11,425)
   Less: Total stock-based employee compensation
         expense determined under the fair
         value-based method for all awards, net
         of related tax effects .....................     (4,774)       (5,911)       (3,436)
                                                        --------      --------      --------
   Pro forma ........................................   $ 30,503      $ 20,252      $(14,861)

Net income (loss) per share:
   Basic
   As reported ......................................   $   1.21      $   1.08      $  (0.97)
   Pro forma ........................................   $   1.05      $   0.82      $  (1.17)

   Diluted
   As reported ......................................   $   1.14      $   0.94      $  (0.97)
   Pro forma ........................................   $   1.03      $   0.75      $  (1.17)


                                              F10

As options vest over a varying number of years and awards are generally made each year, the pro forma impacts shown above may not be representative of future pro forma expense amounts. The pro forma additional compensation expense was calculated based on the fair value of each option grant using the Black-Scholes model with the following weighted-average assumptions:

                                                     2002            2001            2000
                                                  ----------      ----------      ----------
         Dividend yield .......................       0%              0%              0%
         Expected volatility ..................      65%             80%             90%
         Risk free interest rate ..............    3.00%           4.50%           6.50%
         Expected option lives ................ 4.5 years       4.5 years       4.5 years


CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, which are held at major financial institutions, investment-grade marketable debt securities and trade receivables. The Company's products are sold on an uncollateralized basis and on credit terms based upon a credit risk assessment of each customer.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns, net realizable value of inventories, estimates of projected cash flows and discount rates used to value and test impairments of long-lived assets, depreciation and amortization periods for long-lived assets, valuation allowances recorded against deferred tax assets, loss contingencies, in-process research and development charges, and estimates of costs to complete performance obligations associated with research, licensing, and distribution arrangements for which revenue is accounted for using percentage of completion accounting. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". Among other things, FIN 45 requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. FIN 45 is effective for guarantees issued or modified on or after January 1, 2003. FIN 45 is not expected to have any impact on the Company's financial statements.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (Statement 146). Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Statement 146 nullifies Emerging Issues Task Force Issue 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," which required that an entity recognize a liability for an exit cost at the date it commits to an exit plan. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The adoption of Statement 146 is not expected to have a material impact on the Company's financial statements.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (Statement
144). Statement 144 supercedes Statement of Financial Accounting Standards No 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived

                                         F11

Assets to Be Disposed Of." Statement 144 applies to all long-lived assets, including discontinued operations, and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations-- Reporting the Effects of Disposal of a Segment of a Business." The Company adopted Statement 144 on January 1, 2002. The adoption of Statement 144 had no impact on the Company's financial statements.

In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (Statement 141), and No. 142, "Goodwill and Other Intangible Assets" (Statement 142).

Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and further clarifies the criteria to recognize intangible assets separately from goodwill. The Company determined that its assembled workforce intangible asset does not meet the criteria for recognition as a separate identifiable intangible asset and thus, effective January 1, 2002, reclassified the net book value of its assembled workforce intangible asset into goodwill.

Under Statement 142, goodwill and indefinite-lived intangible assets are no longer amortized, but are reviewed for impairment at the reporting unit level annually, or more frequently if impairment indicators arise. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. Upon adoption of Statement 142, the Company reassessed the useful lives of its existing identifiable intangible assets and determined that they continue to be appropriate. As required by Statement 142, the Company amortized through December 31, 2001 all goodwill acquired prior to July 1, 2001. Effective January 1, 2002, the Company stopped amortizing all goodwill.

If the Company had applied the non-amortization provisions of Statement 142 for all of 2001 and 2000, net income (loss) would have been as follows:

                                                                    2001        2000
                                                                  --------    --------
                                                                     (in thousands)

   Net income (loss), as reported ............................    $ 26,163    $(11,425)
   Effect of goodwill and assembled workforce amortization ...         858         611
                                                                  --------    --------
   Net income (loss), as adjusted ............................    $ 27,021    $(10,814)

   Basic net income (loss) per share, as reported ............    $   1.08    $  (0.97)
   Effect of goodwill and assembled workforce amortization ...         .03         .03
                                                                  --------    --------
   Basic net income (loss) per share, as adjusted............     $   1.11    $  (0.94)

   Diluted net income (loss) per share, as reported ..........    $   0.94    $  (0.97)
   Effect of goodwill and assembled workforce amortization ...         .03         .03
                                                                  --------    --------
   Basic net income (loss) per share, as adjusted............     $   0.97    $  (0.94)

3.   ACQUISITIONS

In December 2002, the Company acquired the neurosurgical shunt and epilepsy monitoring business of the Radionics division of Tyco Healthcare Group for $3.7 million in cash, including expenses associated with the acquisition. The manufacturing of the acquired product lines is being transferred to Integra's manufacturing facility located in Biot, France. This acquisition broadened Integra's neurosurgical product line offering and customer base and is expected to increase capacity utilization at the Company's Biot facility.

In October 2002, the Company acquired all of the outstanding capital stock of Padgett Instruments, Inc., an established marketer of instruments used in reconstructive and plastic surgery, for $9.6 million in cash, including expenses associated with the acquisition. For more than 40 years, Padgett has been providing high quality instruments to meet the needs of the plastic and

                                        F12
reconstructive surgeon and, as a result, has become one of the most recognized names in the plastic and reconstructive surgery market. Approximately $5.4 million of the purchase price was allocated to the trademarks and trade name of the acquired business, which are being amortized on a straight-line basis over 40 years.

Integra is consolidating the distribution operations of Padgett into the Company's distribution center located in Cranbury, New Jersey, which is expected to result in future operating cost savings. This acquisition also broadened Integra's direct sales and marketing infrastructure in the United States and its existing surgical customer base, which represents an additional call point to market certain of Integra's existing products.

In August 2002, the Company acquired all of the capital stock of the neurosciences division of NMT Medical, Inc. for $5.7 million in cash, including expenses associated with the acquisition. Through this acquisition, the Company added a range of leading differential pressure valves and external ventricular drainage products to its neurosurgical product line. The acquired operations included a facility located in Biot, France that manufactures, packages and distributes shunting, catheter and drainage products, and a distribution facility located in Atlanta, Georgia that was consolidated into Integra's Cranbury, New Jersey distribution center in September 2002. The $4.2 million fair value assigned to the land, building and equipment in Biot was determined based on a third party appraisal.

This acquisition broadened Integra's neurosurgical product line offering and provided a more technologically advanced neurosurgical shunting product line than was previously sold by the Company. Additionally, the acquired Biot facility and European-based direct sales organization are expected to become an important part of Integra's continental European operating activities.

In connection with this acquisition, the Company terminated all of NMT's independent neurosciences sales agents based in the United States and exited the Atlanta, Georgia distribution facility. The estimated costs to terminate the independent sales agents, all rent payments made after the shutdown of the facility, and the costs paid to terminate the Atlanta facility lease were accrued as part of the purchase price because they provided no future benefit to the Company's operations. The amounts recorded are summarized below:

                                             Initial    Change in             Balance
                                             Balance    Estimate    Utilized  12/31/02
                                            ---------   ---------   --------  --------
                                                            (in thousands)
       Termination of sales agents ........   $  211     $  --       $ (62)    $  149
       Lease obligations ..................      175       (96)        (79)        --

Severance costs totaling $130,000 were paid to employees of the Atlanta facility as a condition for their continued employment until operations at the facility ceased. These costs were expensed over the period in which the related services were performed.

In July 2002, the Company acquired the assets of Signature Technologies, Inc., a specialty manufacturer of titanium and stainless steel implants for the neurosurgical and spinal markets, and certain other intellectual property assets. The Company acquired Signature Technologies to gain the capability of developing and manufacturing metal implants for strategic partners and for direct sale by Integra. The purchase price consisted of $2.9 million in cash (including expenses associated with the acquisition), $0.5 million of deferred consideration that is included in accrued liabilities at December 31, 2002, and royalties on future sales of products to be developed. Signature Technologies currently manufactures cranial fixation systems primarily for sale under a single contract manufacturing agreement that expires in June 2004.

In connection with this acquisition, the Company recorded a $1.2 million in-process research and development charge of for the value associated with a project for the development of an enhanced cranial fixation system using patented technology for improved identification and delivery of certain components of the system. Signature Technologies has manufactured prototypes of

                                         F13
this enhanced cranial fixation system and we do not expect to incur significant costs to complete development and obtain regulatory clearance to market the product. The value of the in-process research and development charge was estimated with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 10% to 35% and a 15% discount rate.

In December 2001, the Company acquired all of the capital stock of NeuroSupplies, Inc., a specialty distributor of disposables and supplies for neurologists, pulmonologists and other physicians, for $4.1 million. The purchase price consisted of $0.2 million in cash (including expenses associated with the acquisition), a $3.6 million note that was repaid in 2002, and 10,000 shares of Integra common stock. This acquisition extended Integra's reach to the neurologist and allied fields and further into products used for the diagnosis and monitoring of neurological disorders.

In April 2001, the Company acquired all of the outstanding capital stock of Satelec Medical, a subsidiary of the Satelec-Pierre Rolland group, for $3.9 million in cash, including expenses associated with the acquisition. Satelec Medical, based in France, manufactures and markets the Dissectron(R) ultrasonic surgical aspirator console and a line of related handpieces. The Company completed the consolidation of the Satelec manufacturing operations into its Andover, England and Biot, France facilities in 2002. This acquisition broadened Integra's neurosurgical product line offering and its direct sales and marketing presence in Europe.

In April 2001, the Company acquired all of the outstanding capital stock of GMSmbH, the German manufacturer of the LICOX(R) Brain Tissue Oxygen Monitoring System, for $3.2 million. The purchase price consisted of $2.6 million in cash (including expenses associated with the acquisition), the forgiveness of $0.2 million in notes receivable from GMSmbH, and $0.4 million of future minimum royalty payments to the seller. Prior to the acquisition, the Company had exclusive marketing rights to the LICOX(R) products in the United States and certain other markets. This acquisition provided Integra with full rights to the LICOX(R) product technology.

In April 2000, the Company purchased the Selector(R) Ultrasonic Aspirator, Ruggles(TM) hand-held neurosurgical instruments and Spembly Medical cryosurgery product lines from NMT Medical, Inc. for $11.6 million in cash. This acquisition broadened Integra's neurosurgical product line offering and provided Integra with its first direct sales and marketing presence in Europe.

In January 2000, the Company purchased the business of Clinical Neuro Systems, Inc. for $6.8 million. The purchase price consisted of $4.0 million in cash and a 5% $2.8 million promissory note issued to the seller, which was repaid in 2001. The acquired business designed and manufactured neurosurgical external ventricular drainage systems, including catheters and drainage bags, as well as cranial access kits.

All of these acquisitions have been accounted for using the purchase method of accounting, and the results of operations of the acquired businesses have been included in the consolidated financial statements since their respective dates of acquisition.

                                       F14

The following table summarizes the fair value of the assets acquired and liabilities assumed as a result of these acquisitions:

(All amounts in thousands)

2002 Acquisitions                       Radionics    Padgett    NMT Neuro   Signature
-----------------                       ---------   ---------   ---------   ---------
Current assets .......................   $ 1,049     $ 2,164     $ 5,605     $   490
Property, plant and equipment ........        75          65       4,510       1,165
Intangible assets ....................       391       6,437         --          626
Goodwill .............................     2,152       3,389         --          --
In-process research and development ..       --          --          --        1,177
Other non-current assets .............        18         281         --          --
                                        ---------   ---------   ---------   ---------
   Total assets acquired .............     3,685      12,336     $10,115       3,458

Current liabilities ..................       --          200       3,789          76
Deferred tax liabilities .............       --        2,524         665         --
                                        ---------   ---------   ---------   ---------
   Total liabilities assumed .........       --        2,724       4,454          76

Net assets acquired ..................   $ 3,685     $ 9,612     $ 5,661     $ 3,382
2001 Acquisitions                       NeuroSupplies     Satelec         GMS
-----------------                       -------------   -----------   -----------
Current assets .......................      $   931       $   999       $   484
Property, plant and equipment ........           74            55           336
Intangible assets ....................          470         1,064           613
Goodwill .............................        3,044         2,210         2,383
Other non-current assets .............          --             75           --
                                        -------------   -----------   -----------
   Total assets acquired .............        4,519         4,403         3,816

Current liabilities ..................          255             9           339
Deferred tax liabilities .............          179           448           272
                                        -------------   -----------   -----------
   Total liabilities assumed .........          434           457           611

Net assets acquired ..................      $ 4,085       $ 3,946       $ 3,205

The goodwill acquired in the Radionics acquisition is expected to be deductible for tax purposes. The acquired intangible assets are being amortized on a straight-line basis over lives ranging from 2 to 40 years.

The following unaudited pro forma financial information summarizes the results of operations for the periods indicated as if the acquisitions consummated in 2002 and 2001 had been completed as of January 1, 2001. The pro forma results are based upon certain assumptions and estimates and they give effect to actual operating results prior to the acquisitions and adjustments to reflect decreased depreciation expense, increased intangible asset amortization, and increased income taxes at a rate consistent with Integra's effective rate in each year. No effect has been given to cost reductions or operating synergies. As a result, these pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                                                               2002       2001
                                                             --------   --------
                                                               (in thousands)
Total revenue .........................................      $134,106   $124,032

Income before extraordinary loss ......................        36,253     27,760
Net income ............................................        36,253     27,517

Basic income per share before extraordinary loss ......      $   1.25   $   1.19
Diluted income per share before extraordinary loss ....      $   1.25   $   1.00

Basic net income per share ............................      $   1.17   $   1.18
Diluted net income per share ..........................      $   1.17   $   0.99

                                     F15

In September 2002, the Company acquired certain assets, including the NeuroSensor(TM) monitoring system and rights to certain intellectual property, from Novus Monitoring Limited of the United Kingdom for $3.7 million in cash (including expenses associated with the acquisition), an additional $1.5 million to be paid upon Novus' achievement of a product development milestone, and up to an additional $2.5 million payable based upon revenues from Novus' products. The NeuroSensor(TM) system, which has received 510(k) clearance from the United States Food and Drug Administration but has not yet been launched pending the results of clinical trials and other factors, measures both intracranial pressure and cerebral blood flow using a single combined probe and an electronic monitor for data display. As part of the consideration paid, Novus has also agreed to conduct certain clinical studies on the NeuroSensor(TM) system, continue development of a next generation, advanced neuromonitoring product, and design and transfer to Integra a validated manufacturing process for these products. The Company expects Novus' products to complement our existing line of brain parameter monitoring products.

The assets acquired from Novus were accounted for as an asset purchase because the acquired assets did not constitute a business under Statement 141. The initial $3.7 million purchase price was allocated as follows (in thousands):

             Prepaid research and development expense .........   $   771
             Other assets .....................................       151
             Intangible assets ................................     1,663
             In-process research and development ..............     1,151

The acquired intangibles assets consisted primarily of technology-related intangible assets, which are being amortized on a straight-line basis over lives ranging from 3 to 15 years. The prepaid research and development expense represents the estimated fair value of future services to be provided by Novus under the development agreement. The $1.2 million in-process research and development charge represents the value associated with the development of a next generation neuromonitoring system. The design and functionality of this next generation neuromonitoring system is based, in part, on certain technology employed in the NeuroSensor(TM) system that has been modified specifically for this project and which has no alternative use in the modified state. Early prototypes of this next generation neuromonitoring system have been designed and manufactured based on this modified core technology. Novus remains responsible for the costs to complete development and obtain regulatory clearance for this project, the value of which was recorded as prepaid research and development. The value of the in-process research and development was estimated with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 15% to 20% and a 15% discount rate.


4.   DEBT

In connection with the acquisition of NeuroSupplies in December 2001, the Company issued a one month, interest-free $3.6 million promissory note to the seller that was repaid in January 2002.

In connection with the prepayment of all outstanding bank loans and a $2.8 million note payable issued in connection with an acquisition, the Company recorded in 2001 an extraordinary loss on the early retirement of debt of $243,000, net of a $13,000 tax benefit.

                                       F16

5.   COMMON AND PREFERRED STOCK

PREFERRED STOCK TRANSACTIONS

The Company is authorized to issue up to 15,000,000 shares of preferred stock in one or more series, of which 2,000,000 shares have been designated as Series A, 120,000 shares have been designated as Series B, and 54,000 shares have been designated as Series C.

On March 29, 2000, the Company issued 54,000 shares of Series C Convertible Preferred Stock (Series C Preferred) and warrants to purchase 300,000 shares of common stock at $9.00 per share to affiliates of Soros Private Equity Partners LLC (SPEP) for $5.4 million, net of issuance costs. The Series C Preferred ranked on a parity with the Company's Series B Convertible Preferred Stock, was senior to the Company's common stock and all other preferred stock of the Company, and had a 10% cumulative annual dividend yield payable only upon liquidation. The Series C Preferred was converted into 600,000 shares of common stock in April 2002.

The Series C Preferred was issued with a beneficial conversion feature that resulted in a nonrecurring, non-cash dividend of $4.2 million, which has been reflected in the net loss per share in 2000. The beneficial conversion dividend was based upon the excess of the price of the underlying common stock as compared to the fixed conversion price of the Series C Preferred, after taking into account the value assigned to the common stock warrants. The warrants issued with the Series C Preferred were exercised in December 2001 for proceeds of $2.7 million.

In connection with the NeuroCare acquisition, the Company issued 100,000 shares of Series B Convertible Preferred Stock (Series B Preferred) and warrants to purchase 240,000 shares of common stock at $3.82 per share to SPEP for $9.9 million, net of issuance costs. In June 2001, SPEP converted the Series B Preferred into 2,617,800 shares of common stock. The Series B Preferred had a 10% cumulative annual dividend yield payable only upon liquidation. The warrants issued with the Series B Preferred were exercised in March 2001 for proceeds of $916,800.

SPEP is entitled to certain registration rights for shares of common stock obtained through conversion of the Series B Preferred or Series C Preferred or the exercise of the related warrants.

During the second quarter of 1998, the Company sold 500,000 shares of Series A Convertible Preferred Stock (Series A Preferred) for $4.0 million to Century Medical, Inc. (CMI). CMI converted the Series A Preferred into 250,000 shares of common stock in October 2000. The Series A Preferred paid an annual dividend of $0.16 per share.

COMMON STOCK TRANSACTIONS

In August 2001, the Company issued 4,747,500 shares of common stock at $25.50 per share in a follow-on public offering. The net proceeds generated by the offering, after expenses, were $113.4 million.

In September 2000, the Company completed a $5.0 million private placement of 333,334 shares of common stock.

In 2002 and 2000, respectively, the Company repurchased 100,000 and 19,000 shares of its common stock for $1.8 million and $173,000. In February 2003, the Company received authorization from its Board of Directors to repurchase up to one million shares of its common stock for an aggregate cost not to exceed $15.0 million.

                                         F17

6.   STOCK PURCHASE AND AWARD PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Company received stockholder approval for its Employee Stock Purchase Plan
(ESPP) in May 1998. The purpose of the ESPP is to provide eligible employees of the Company with the opportunity to acquire shares of common stock at periodic intervals by means of accumulated payroll deductions. Under the ESPP, a total of 500,000 shares of common stock have been reserved for issuance. These shares will be made available either from the Company's authorized but unissued shares of common stock or from shares of common stock reacquired by the Company as treasury shares. At December 31, 2002, approximately 248,000 shares remain available for purchase under the ESPP.

STOCK OPTION PLANS

As of December 31, 2002, the Company had stock options outstanding under six plans, the 1993 Incentive Stock Option and Non-Qualified Stock Option Plan (the 1993 Plan), the 1996 Incentive Stock Option and Non-Qualified Stock Option Plan (the 1996 Plan), the 1998 Stock Option Plan (the 1998 Plan), the 1999 Stock Option Plan (the 1999 Plan), the 2000 Equity Incentive Plan (the 2000 Plan), and the 2001 Equity Incentive Plan (the 2001 Plan and collectively, the Plans).

The Company has reserved 750,000 shares of common stock for issuance under both the 1993 Plan and 1996 Plan, 1,000,000 shares under the 1998 Plan, and 2,000,000 shares each under the 1999 Plan, the 2000 Plan and the 2001 Plan. The 1993 Plan, 1996 Plan, 1998 Plan, and the 1999 Plan permit the Company to grant both incentive and non-qualified stock options to designated directors, officers, employees and associates of the Company. The 2000 Plan and 2001 Plan permit the Company to grant incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance stock, or dividend equivalent rights to designated directors, officers, employees and associates of the Company. Options issued under the Plans become exercisable over specified periods, generally within four years from the date of grant, and generally expire six years from the grant date.

Option activity for all the Plans was as follows:

                                  2002                     2001                     2000
                          ---------------------    ---------------------    ---------------------
                                      Wtd. Avg.                Wtd. Avg.                Wtd. Avg.
                           Options    Ex. Price     Options    Ex. Price      Options   Ex. Price
                          -----------------------------------------------------------------------
                                                  (shares in thousands)
Options outstanding at
   January 1, ...........    4,261     $10.79         4,519     $ 7.74         3,791     $ 5.82

Granted .................      618     $17.73           748     $24.61         1,548     $11.62
Exercised ...............     (425)    $ 6.15          (836)    $ 6.49          (493)    $ 5.68
Cancelled ...............     (159)    $13.39          (170)    $11.88          (327)    $ 6.90

Options outstanding at
   December 31, .........    4,295     $12.15         4,261     $10.79         4,519     $ 7.74

Options exercisable at
  December 31, ..........    2,380     $ 8.75         1,986     $ 6.89         1,759     $ 6.27

At December 31, 2002, there were 1,270,000 shares available for grant under the Plans.

                                             F18

The following table summarizes information about stock options outstanding as of December 31, 2002:

                                               Options Outstanding                   Options Exercisable
                                  ----------------------------------------------   -----------------------
                                    As of       Wtd. Avg.         Wtd. Avg.           As of      Wtd. Avg.
        Range Of                   Dec. 31,      Exercise         Remaining          Dec. 31     Exercise
     Exercise Prices                 2002         Price        Contractual Life        2002       Price
    -----------------             ----------  ------------  --------------------   ----------  -----------
                                                           (shares in thousands)
    $ 3.375 - $ 4.375                   567   $      3.73         2.0 years              548   $     3.73
    $ 4.438 - $ 5.875                 1,014   $      5.81         3.9 years              882   $     5.81
    $ 5.906 - $12.563                   885   $     10.03         5.8 years              401   $     9.31
    $12.625 - $17.650                 1,106   $     15.35         4.8 years              342   $    14.16
    $17.680 - $32.420                   723   $     25.36         5.0 years              207   $    24.52
                                    -------      --------        -----------         -------     --------
                                      4,295   $     12.15         4.5 years            2,380   $     8.75

The weighted average fair market value of options granted in 2002, 2001 and 2000 was $9.57, $16.14, and $8.20 per share, respectively.

RESTRICTED UNITS

In December 2000, the Company issued 1,250,000 restricted units (Restricted Units) under the 2000 Plan as a fully vested equity based bonus to the Company's President and Chief Executive Officer (Executive) in connection with the extension of his employment agreement. Each Restricted Unit represents the right to receive one share of the Company's common stock. In connection with the issuance of the Restricted Units, the Company incurred a non-cash compensation charge of $13.5 million in the fourth quarter of 2000, which is included in general and administrative expenses. The Executive also received 1,000,000 Restricted Units in December 1997, each of which entitles him to receive one share of the Company's common stock. The Restricted Units issued in December 1997 were not issued under any of the Plans. The Executive has demand registration rights under the Restricted Units issued in December 1997 and December 2000.

No other stock-based awards are outstanding under any of the Plans.

7.   RETIREMENT BENEFIT PLANS

DEFINED BENEFIT PLAN

The Company maintains a defined benefit pension plan in the United Kingdom covering certain current and former employees. This plan is no longer open to new participants. Net periodic benefit costs for this defined benefit pension plan included the following amounts:

                                                          2002          2001          2000
                                                        --------      --------      --------
                                                                   (in thousands)
   Service cost .....................................   $   122       $   115       $    76
   Interest cost ....................................       355           332           228
   Expected return on plan assets ...................      (331)         (356)         (256)
   Recognized net actuarial loss ....................        85             7           --
                                                        --------      --------      --------
      Net periodic benefit cost .....................   $   231       $    98       $    48

The following weighted average assumptions were used to develop net periodic benefit cost and the actuarial present value of projected benefit obligations:

                                                          2002          2001          2000
                                                        --------      --------      --------
   Discount rate ....................................       5.5%          5.9%          6.0%
   Expected return on plan assets ...................       6.5%          6.5%          6.5%
   Rate of compensation increase ....................       3.8%          4.1%          4.1%

                                           F19

The following sets forth the change in benefit obligations and change in plan assets at December 31, 2002 and 2001 and the prepaid (accrued) benefit cost:

                                                                           December 31,
                                                                        2002          2001
                                                                      --------      --------
                                                                          (in thousands)
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation, beginning of year ..........................   $ 5,733       $ 5,841
   Service cost ...................................................       123           115
   Interest cost ..................................................       356           332
   Participant contributions ......................................        33            33
   Actuarial (gain) loss ..........................................        30          (323)
   Benefits paid ..................................................      (105)         (101)
   Effect of foreign currency exchange rates ......................       633          (164)
                                                                      --------      --------
   Benefit obligation, end of year ................................   $ 6,803       $ 5,733

CHANGE IN PLAN ASSETS
   Plan assets at fair value, beginning of year ...................   $ 5,153       $ 5,683
   Actual return on plan assets ...................................      (669)         (427)
   Employer contributions .........................................       153           127
   Benefits paid ..................................................      (105)         (101)
   Participant contributions ......................................        33            33
   Effect of foreign currency exchange rates ......................       503          (162)
                                                                      --------      --------
   Plan assets at fair value, end of year .........................   $ 5,068       $ 5,153

RECONCILIATION OF FUNDED STATUS
Funded status, Benefit obligation in excess of plan assets ........   $(1,735)      $  (580)
Unrecognized net actuarial loss ...................................     2,001         1,036
Adjustment to recognize minimum liability .........................    (1,444)          --
                                                                      --------      --------
Prepaid (accrued) benefit cost ....................................   $(1,178)      $   456

The accrued benefit liability recorded at December 31, 2002 is included in other liabilities. The prepaid benefit asset recorded at December 31, 2001 is included in other assets.

DEFINED CONTRIBUTION PLAN

The Company also has various defined contribution savings plans that cover substantially all employees in the United States, the United Kingdom, and Puerto Rico. The Company matches a certain percentage of each employee's contributions as per the provisions of the plans. Total contributions by the Company to the plan were $575,000, $411,000 and $310,000 in 2002, 2001 and 2000, respectively.

8.   LEASES

The Company leases administrative, manufacturing, research and distribution facilities and various manufacturing, office and transportation equipment through operating lease agreements.

In November 1992, a corporation whose shareholders are trusts, whose beneficiaries include beneficiaries of the Company's Chairman, acquired from independent third parties a 50% interest in the general partnership from which the Company leases its manufacturing facility in Plainsboro, New Jersey. The lease provides for rent escalations of 8.5% in 2007 and expires in October 2012.

The lease agreement related to the Company's research facility in San Diego provides for annual escalations.

In June 2000, the Company signed a ten year agreement to lease certain production equipment from a corporation whose sole stockholder is a general partnership, for which the Company's Chairman is a partner and the President. Under the terms of the lease agreement, the Company paid $90,000 to the related party lessor in both 2002 and 2001.

                                           F20

Future minimum lease payments under operating leases at December 31, 2002 were as follows:
                                           Related       Third
                              Parties Parties Total
                                          ---------    ---------    ---------
                                 (in thousands)
    2003 ............................          321        2,160        2,481
    2004 ............................          321        1,925        2,246
    2005 ............................          321        1,110        1,431
    2006 ............................          321          781        1,102
    2007 ............................          324          777        1,101
    Thereafter ......................        1,340        1,135        2,475
                                          ---------    ---------    ---------
    Total minimum lease payments.....        2,948        7,888       10,836
                                          =========    =========    =========

Total rental expense in 2002, 2001, and 2000 was $2.0 million, $1.9 million, and $1.4 million, respectively, and included $321,000, $306,000, and $255,000, in related party expense, respectively.

9.   INCOME TAXES

The income tax expense (benefit) consisted of the following:

                                                  2002         2001         2000
                                                --------     --------     --------
                                                          (in thousands)
Current:
  Federal ..............................        $    --      $    221     $    100
  State ................................           1,276          446         (131)
  Foreign ..............................            (427)         555          139
                                                --------     --------     --------
Total current ..........................             849        1,222          108

Deferred:
  Federal ..............................        $(13,671)    $(10,774)    $    --
  State ................................             373         (739)         --
  Foreign ..............................            (103)        (572)         --
                                                --------     --------     --------
Total deferred .........................         (13,401)     (12,085)         --

Income tax expense (benefit) ...........        $(12,552)    $(10,863)    $    108
                                                ========     ========     ========

The temporary differences which give rise to deferred tax assets are presented below:
                                                                   December 31
                                                                2002         2001
                                                              --------     --------
                                                                 (in thousands)
Net operating loss and tax credit carryforwards ...........   $ 23,749     $ 32,765
Inventory reserves and capitalization .....................      2,722        2,616
Other .....................................................      2,102        1,403
Deferred compensation .....................................      7,692        7,756
Deferred revenue ..........................................      2,167        2,403
                                                              --------     --------
  Total deferred tax assets before valuation allowance ....     38,432       46,943

Valuation allowance .......................................     (7,692)     (34,356)

Depreciation and amortization .............................     (5,130)      (1,952)
Other .....................................................       (392)        (392)
                                                              --------     --------
Net deferred tax assets ...................................   $ 25,218     $ 10,243
                                                              ========     ========

Since 1999, the Company has generated positive taxable income on a cumulative basis. In light of this recent trend, current projections for future taxable earnings, and the expected timing of the reversal of deductible temporary differences, management concluded in the fourth quarter of 2001 that a portion

                                        F21
of the valuation allowance recorded against federal and state net operating loss carryforwards and certain other temporary differences was no longer necessary. The valuation allowance was reduced by $12.0 million in 2001 because management believed that it was more likely than not that the Company will realize the benefit of that portion of the deferred tax assets recorded at December 31, 2001. The $12.0 million reduction in the valuation allowance consisted of an $11.5 million deferred income tax benefit and a $450,000 credit to additional paid-in capital related to net operating loss carryforwards generated through the exercise of stock options.

In the fourth quarter of 2002, the Company reduced the remaining valuation allowance recorded against net operating loss carryforwards by $23.4 million, which reflected the Company's estimate of additional tax benefits that it expects to realize in the future. The $23.4 million reduction in the valuation allowance consisted of a $20.4 million deferred income tax benefit and a $3.0 million credit to additional paid-in capital related to net operating loss carryforwards generated through the exercise of stock options. A valuation allowance of $7.7 million is recorded against the remaining $32.9 million of net deferred tax assets recorded at December 31, 2002. This valuation allowance relates to deferred tax assets for certain expenses which will be deductible for tax purposes in very limited circumstances and for which the Company believes it is unlikely that it will recognize the associated tax benefit. The Company does not anticipate additional income tax benefits through future reductions in the valuation allowance. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made.

The net change in the Company's valuation allowance was $(26.7) million, $(10.4) million, and $3.3 million, in 2002, 2001, and 2000, respectively. Included in the 2002 reduction was the write off of the valuation allowance associated with $3.3 million of deferred tax assets which the Company wrote off because they are no longer expected to be utilizable.

A reconciliation of the United States Federal statutory rate to the Company's effective tax rate for the years ended December 31, 2002, 2001, and 2000 is as follows:

                                                                2002      2001      2000
                                                               ------    ------    ------
Federal statutory rate .....................................    35.0%     34.0%    (34.0%)
Increase (reduction) in income taxes resulting from:
  State income taxes - before deferred benefit .............     3.7%      1.9%      3.1%
  Benefit from sale of state net operating loss
     carryforwards, net of federal effect ..................      --        --      (4.3%)
  Foreign taxes booked at different rates ..................    (2.5%)    (1.3%)    (0.5%)
  Alternative minimum tax, net of state benefit ............      --       1.4%      0.9%
  Nondeductible items ......................................    (0.5%)     1.1%      2.1%
  Other ....................................................    (1.0%)     1.9%      2.9%
  Change in valuation allowance ............................   (89.9%)  (108.9%)    30.8%
                                                               ------    ------    ------
Effective tax rate .........................................   (55.2%)   (69.9%)     1.0%
                                                               ======    ======    ======

At December 31, 2002, the Company had net operating loss carryforwards of approximately $74.4 million and $19.8 million for federal and state income tax purposes, respectively, to offset future taxable income. The federal and state net operating loss carryforwards expire through 2013 and 2010, respectively. In 2000, the Company recognized a tax benefit of $467,000 from the sale of certain state net operating loss carryforwards through a special program offered by the State of New Jersey.

At December 31, 2002, several of the Company's subsidiaries had unused net operating loss carryforwards and tax credit carryforwards arising from periods prior to the Company's ownership which expire through 2010. The timing and manner in which any acquired net operating losses or tax credits may be utilized in any year by the Company are limited by the Internal Revenue Code of 1986, as amended, Section 382 and other provisions of the Internal Revenue Code and its applicable regulations.

                                        F22

Income taxes are not provided on undistributed earnings of non-U.S. subsidiaries because such earnings are expected to be permanently reinvested.

10.   NET INCOME (LOSS) PER SHARE

Amounts used in the calculation of basic and diluted net income (loss) per share were as follows:

                                                                  2002        2001        2000
                                                                --------    --------    --------
                                                         (in thousands, except per share amounts)
Basic:
------
Income (loss) before extraordinary item and accounting change.. $ 35,277    $ 26,406    $(10,955)
Dividends on preferred stock ..................................     (159)     (1,026)     (5,642)
                                                                --------    --------    --------
Income (loss) before extraordinary item and accounting
   change applicable to common stock .......................... $ 35,118    $ 25,380    $(16,597)

Basic income (loss) per share before extraordinary
   item and accounting change ................................. $   1.21    $   1.09    $  (0.95)
                                                                 ========    ========    ========

Net income (loss) ............................................. $ 35,277    $ 26,163    $(11,425)
Dividends on preferred stock ..................................     (159)     (1,026)     (5,642)
                                                                --------    --------    --------
Net income (loss) applicable to common stock .................. $ 35,118    $ 25,137    $(17,067)

Basic net income (loss) per share ............................. $   1.21    $   1.08    $  (0.97)
                                                                ========    ========    ========
Weighted average common shares outstanding - Basic ............   29,021      23,353      17,553
                                                                ========    ========    ========
Diluted:
--------
Income (loss) before extraordinary item and accounting change.. $ 35,277    $ 26,406    $(10,955)
Dividends on preferred stock ..................................      --         --        (5,642)
                                                                --------    --------    --------
Income (loss) before extraordinary item and accounting
   change applicable to common stock .......................... $ 35,277    $ 26,406    $(16,597)

Diluted income (loss) per share before extraordinary
   item and accounting change ................................. $   1.14    $   0.95    $  (0.95)
                                                                ========    ========    ========

Net income (loss) ............................................. $ 35,277    $ 26,163    $(11,425)
Dividends on preferred stock ..................................      --         --        (5,642)
                                                                --------    --------    --------
Net income (loss) applicable to common stock .................. $ 35,277    $ 26,163    $(17,067)

Diluted net income (loss) per share ........................... $   1.14    $   0.94    $  (0.97)
                                                                ========    ========    ========

Weighted average common shares outstanding - Basic ............   29,021      23,353      17,553
Effect of dilutive securities:
   Assumed conversion of Preferred Stock ......................      175       1,873         --
   Stock options and warrants .................................    1,699       2,570
--
                                                                --------    --------    --------
Weighted average common shares outstanding ....................   30,895      27,796      17,553
                                                                ========    ========    ========

Dividends on preferred stock in 2000 include a $4,170,000 beneficial conversion feature on preferred stock issuance.

The $243,000 extraordinary loss on the early retirement of debt reduced basic and diluted earnings per share by $0.01 in 2001. The $470,000 cumulative effect of the accounting change for SAB 101 reduced basic and diluted earnings per share by $0.02 in 2000.

                                         F23

Shares of common stock issuable through exercise or conversion of the following dilutive securities were not included in the computation of diluted net income
(loss) per share for each period because their effect would have been antidilutive:

                                                          2002            2001            2000
                                                        --------        --------        --------
                                                                     (in thousands)
   Convertible Preferred Stock ........................       --              --           3,218
   Stock options and warrants .........................    1,104              65           5,068

Restricted Units issued by the Company (see Note 7) that entitle the holder to 2,250,000 shares of common stock are included in the weighted average shares outstanding calculation from their date of issuance because no further consideration is due related to the issuance of the underlying common shares.

11. DEVELOPMENT, DISTRIBUTION, AND LICENSE AGREEMENTS AND GOVERNMENT GRANTS

The Company has various development, distribution, and license agreements under which it receives payments. Significant agreements and grant awards include the following:

- In 1999, the Company and Ethicon, Inc., a division of Johnson & Johnson, signed an agreement (the Ethicon Agreement) providing Ethicon with exclusive marketing and distribution rights to INTEGRA(R) Dermal Regeneration Template worldwide, excluding Japan. Under the Ethicon Agreement, the Company will continue to manufacture INTEGRA(R) Dermal Regeneration Template and will collaborate with Ethicon to conduct research and development and clinical research aimed at expanding indications and developing future products in the field of skin repair and regeneration. Upon signing the Ethicon Agreement, the Company received a nonrefundable payment from Ethicon of $5.3 million for the exclusive use of the Company's trademarks and regulatory filings related to INTEGRA(R) Dermal Regeneration Template and certain other rights. This amount was initially recorded as deferred revenue and is being recognized as revenue in accordance with the Company's revenue recognition policy for nonrefundable, up-front fees received. The unamortized balance of $3.3 million at December 31, 2002 is recorded in deferred revenue, of which $528,000 is classified as short-term. Additionally, the Ethicon Agreement requires Ethicon to make nonrefundable payments to the Company each year based upon minimum purchases of INTEGRA(R) Dermal Regeneration Template.

   The Ethicon Agreement also provides for annual research funding of $2.0 million through 2004, after which such funding amounts will be determined based on a percentage of net sales of the INTEGRA(R) product, as defined. Additional funding will be received upon the occurrence of certain clinical and regulatory events and for funding certain expansions of the Company's INTEGRA(R) Dermal Regeneration Template production capacity. In 2002 and 2000, the Company received $1.0 million and $750,000, respectively, of event-related payments from Ethicon which were recorded in other revenue in accordance with the Company's revenue recognition policy.

   Ethicon has not been successful in selling the minimum amounts of INTEGRA(R) Dermal Regeneration Template specified in the Ethicon Agreement. In addition, Integra has notified Ethicon that certain clinical and regulatory events have been achieved under the Ethicon Agreement and that payments for the achievement of those events is due to the Company. Ethicon has informed Integra that it disagrees that the clinical and regulatory events in question have been achieved, and that it does not intend to make the payments the Company has demanded. In addition, Ethicon has informed Integra that if the Company does not agree to substantial amendments to the Ethicon Agreement, it will consider alternatives that may include exercising its right to terminate the agreement.

                                      F24

   The Ethicon Agreement requires Ethicon to give the Company notice one year in advance of a termination of the agreement, during which time Ethicon is required to continue to comply with the terms of the contract. At the end of that period, Ethicon may be required to pay additional amounts based on the termination provisions of the contract and is required to cooperate in the transfer of the business back to Integra. Additionally, Ethicon may apply the value of any minimum payments in excess of actual product purchases against future purchases of products for sale on a non-exclusive basis for a specified period of time.

- The Company has an agreement with Wyeth and Medtronic Sofamor Danek for the development of collagen and other absorbable matrices to be used in conjunction with Wyeth's recombinant human bone morphogenetic protein-2 (rhBMP-2) in a variety of bone regeneration applications. The agreement with Wyeth requires Integra to supply Absorbable Collagen Sponges to Wyeth (including those that Wyeth sells to Medtronic Sofamor Danek with rhBMP-2 for use in Medtronic Sofamor Danek's InFUSE(TM) product) at specified prices. In addition, the Company receives a royalty equal to a percentage of Wyeth's sales of surgical kits combining rhBMP-2 and the Absorbable Collagen Sponges. The agreement terminates in 2004, but may be extended for successive five year terms at the option of Wyeth. The agreement does not provide for milestones or other contingent payments, but Wyeth pays the Company to assist with regulatory affairs and research. The Company received $1.2 million, $1.1 million, and $0.3 million of research and development revenues under the agreement in 2002, 2001, and 2000, respectively.

12.   COMMITMENTS AND CONTINGENCIES

As consideration for certain technology, manufacturing, distribution and selling rights and licenses granted to the Company, the Company has agreed to pay royalties on the sales of products that are commercialized relative to the granted rights and licenses. Royalty payments under these agreements by the Company were not significant for any of the periods presented.

Various lawsuits claims and proceedings are pending or have been settled by the Company. The most significant of those are described below.

In July 1996, the Company filed a patent infringement lawsuit in the United States District Court for the Southern District of California (the "Court") against Merck KGaA, a German corporation, Scripps Research Institute, a California nonprofit corporation, and David A. Cheresh, Ph.D., a research scientist with Scripps, seeking damages and injunctive relief. The complaint charged, among other things, that the defendant Merck KGaA willfully and deliberately induced, and continues to willfully and deliberately induce, defendants Scripps Research Institute and Dr. Cheresh to infringe certain of the Company's patents. These patents are part of a group of patents granted to The Burnham Institute and licensed by the Company that are based on the interaction between a family of cell surface proteins called integrins and the arginine-glycine-aspartic acid ("RGD") peptide sequence found in many extracellular matrix proteins. The defendants filed a countersuit asking for an award of defendants' reasonable attorney fees.

This case went to trial in February 2000, and in March, 2000, a jury returned a unanimous verdict for the Company, finding that Merck KGaA had willfully infringed and induced the infringement of the Company's patents, and awarded $15,000,000 in damages. The Court dismissed Scripps and Dr. Cheresh from the case.

In October, 2000, the Court entered judgment in the Company's favor and against Merck KGaA in the case. In entering the judgment, the Court also granted the Company pre-judgment interest of approximately $1,350,000, bringing the total amount to approximately $16,350,000, plus post-judgment interest. Merck KGaA filed various post-trial motions requesting a judgment as a matter of law notwithstanding the verdict or a new trial, in each case regarding infringement, invalidity and damages. In September 2001, the Court entered orders in favor of the Company and against Merck KGaA on the final post-judgment motions in the case, and denied Merck KGaA's motions for judgment as a matter of law and for a new trial.

                                      F25

Merck KGaA and Integra have each appealed various decisions of the Court. The court of appeals heard arguments in the appeal in November 2002, and we expect the court to issue its opinion in 2003. Integra has not recorded any gain in connection with this matter.

Bruce D. Butler, Ph.D., Bruce A. McKinley, Ph.D., and C. Lee Parmley (the Optex Claimants), each parties to a Letter Agreement (the Letter Agreement) with a wholly-owned subsidiary of the Company (Subsidiary), dated as of December 18, 1996, alleged that Subsidiary breached the terms of the Letter Agreement prior to the Company's acquisition of the NeuroCare Group (Subsidiary's prior parent company). In August, 2000, the Company and the Optex Claimants reached an agreement whereby the Company paid the Optex Claimants $250,000 cash and issued 45,000 shares of the Company's common stock, valued at $641,250, in settlement of all claims under the Letter Agreement. Subsequent to the settlement of this matter, the Company received $350,000 from the seller of the NeuroCare Group through assertion of the Company's right of indemnification. The Company did not record any provision for this matter, as liabilities recorded at the time of the Company's acquisition of the NeuroCare Group and the $350,000 indemnification payment were adequate to cover this liability.

The Company is also subject to various claims, lawsuits and proceedings in the ordinary course of our business, including claims by current or former employees and distributors and with respect to our products. In the opinion of management, such claims are either adequately covered by insurance or otherwise indemnified, or are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.

In September, 2001, three subsidiaries of the recently acquired neurosciences division of NMT Medical, Inc. received a tax reassessment notice from the French tax authorities seeking in excess $1.5 million in back taxes, interest and penalties. NMT Medical, Inc., the former owner of these entities, has agreed to specifically indemnify Integra against any liability in connection with these tax claims. In addition, NMT Medical, Inc. has agreed to provide the French tax authorities with payment of the tax liabilities on behalf of each of these subsidiaries.

                                         F26

13.   SEGMENT AND GEOGRAPHIC INFORMATION

The Company develops, manufactures, and markets medical devices for use in neurosurgery, plastic and reconstructive surgery, general surgery and soft tissue repair. The Company's product lines include traditional medical devices, such as monitoring and drainage systems, surgical instruments, and fixation systems, as well as innovative tissue repair products, such as the DuraGen(R) Dural Graft Matrix, the NeuraGen(TM) Nerve Guide, and the INTEGRA(R) Dermal Regeneration Template, that incorporate the Company's proprietary absorbable implant technology.

The Company sells its products directly through various sales forces and through a variety of other distribution channels. The global manufacturing, sales, marketing and administrative functions for each of the organizations through which the Company sells its products are managed on a centralized basis.

Historically, the Company managed its business and reviewed financial results under two separate operating segments: Integra NeuroSciences(TM) and Integra LifeSciences(TM). In 2003, following the integration of several recently acquired, diverse businesses, Integra's began to manage the business and review financial results on an aggregate basis, instead of through these two operating segments. Accordingly, all prior period financial results provided below have been revised to reflect the retroactive application of this change to a single operating segment.

Product revenues consisted of the following:

                                                               2002        2001        2000
                                                             --------    --------    --------
                                                                      (in thousands)
   Neuromonitoring products ..............................   $ 37,184    $ 28,158    $ 23,532
   Operating room products ...............................     38,326      27,240      18,988
   Instruments ...........................................     16,802      14,972       8,647
   Private label products ................................     20,313      17,538      14,193
                                                             --------    --------    --------
   Consolidated product revenues .........................   $112,625    $ 87,908    $ 65,360
                                                             ========    ========    ========

Products, including food as well as pharmaceuticals and medical devices, that contain materials derived from animal sources are increasingly subject to scrutiny in the press and by regulatory authorities. Certain of the Company's products, including DuraGen(R) Dural Graft Matrix, NeuraGen(TM) Nerve Guide, Integra(R) Dermal Regeneration Template, and Biomend(R) Absorbable Collagen Membrane, contain material derived from bovine tissue. These products comprised approximately 32%, 32% and 28% of product revenues in 2002, 2001 and 2000, respectively. Accordingly, widespread public controversy concerning collagen products, new regulation, or a ban of the Company's products containing material derived from bovine tissue, could have a significant adverse effect on the Company's current business or its ability to expand its business.

Product revenue and long-lived assets (excluding financial instruments and deferred tax assets) by major geographic area are summarized below:

                            United                     Asia         Other
                            States       Europe       Pacific      Foreign    Consolidated
                          ----------   ----------   ----------   ----------   ------------
                                 (in thousands)
Product revenue:
2002 ...................   $ 90,422     $ 14,737     $  4,062     $  3,404      $112,625
2001 ...................     68,612       10,577        4,838        3,881        87,908
2000 ...................     51,752        6,759        4,628        2,221        65,360

Long-lived assets:
December 31, 2002 ......   $ 45,319     $ 18,408     $    --      $    --       $ 63,727
December 31, 2001 ......     33,001       12,057          --           --         45,058
December 31, 2000 ......     33,428        6,869          --           --         40,297

                                              F27

14.   SELECTED QUARTERLY INFORMATION -- UNAUDITED

                                   Fourth           Third          Second           First
                                   Quarter         Quarter         Quarter         Quarter
                                   --------       ---------       ---------       ----------
                                            (in thousands, except per share data)
2002:
-----
Total revenue ................... $  35,261       $  30,204       $  26,441       $  25,916

Cost of product revenues ........    14,168          12,611           9,465           9,528
Total other operating expenses ..    14,313          16,001          11,486          11,063

Operating income ................     6,780           1,592           5,490           5,325

Interest income, net ............       727             822             993             993
Other income (expense), net .....       (18)            (11)             55             (23)

Income before income taxes ......     7,489           2,403           6,538           6,295
Income tax expense (benefit) ....   (17,885)            840           2,289           2,204

Net income ...................... $  25,374       $   1,563       $   4,249       $   4,091

Basic net income per share ......      0.87            0.05            0.15            0.14
Diluted net income per share ....      0.83            0.05            0.14            0.13



2001:
-----
Total revenue .......................... $  25,088     $  23,750     $  22,920     $  21,684

Cost of product revenues ...............     9,957         9,153         8,310         8,594
Total other operating expenses .........    10,419        10,861        11,154        10,708

Operating income .......................     4,712         3,736         3,456         2,382

Interest income (expense), net .........     1,029           556          (114)          (78)
Other income (expense), net ............       (19)           96          (151)          (62)

Income before income taxes .............     5,722         4,388         3,191         2,242
Income tax expense (benefit) ...........   (11,903)          365           429           246

Income before extraordinary loss .......    17,625         4,023         2,762         1,996
Extraordinary loss on early retirement
   of debt, net of income tax benefit ..       --           (243)          --            --

Net income ............................. $  17,625     $   3,780     $   2,762     $   1,996

Basic income per share before
   extraordinary loss .................. $    0.63     $    0.15     $    0.12     $    0.08
Basic net income per share .............      0.63          0.14          0.12          0.08

Diluted income per share before
  extraordinary loss ................... $    0.56     $    0.14     $    0.10     $    0.07
Diluted net income per share ...........      0.56          0.13          0.10          0.07



                                                 F28

15.   SUBSEQUENT EVENT

On March 17, 2003, the Company acquired all of the outstanding capital stock of
J. Jamner Surgical Instruments, Inc. (doing business as JARIT(R) Surgical Instruments) ("JARIT") for $44.5 million in cash, subject to a working capital adjustment and other adjustments with respect to certain income tax elections. For more than 30 years, JARIT has marketed a wide variety of high quality, reusable surgical instruments to virtually all surgical disciplines. JARIT sells its products to more than 5,200 hospitals and surgery centers worldwide. In the United States, JARIT sells through a 20 person sales management force that works with over 100 distributor sales representatives.

With more than 5,000 instrument patterns and a 98% order fill rate, JARIT has developed a strong reputation as a leading provider of high-quality surgical instruments. JARIT manages its vendor relationships and purchases, packages and labels its products directly from instrument manufacturers through its facility in Germany.

The acquisition of JARIT broadens Integra's existing customer base and surgical instrument product offering and provides an opportunity to achieve operating costs savings, including the procurement of Integra's Redmond(TM)-Ruggles(TM) and Padgett Instruments Inc.(R) products directly from the instrument manufacturers.

The acquired business generated approximately $30.9 million in revenues and $7.8 million in income before income taxes for the year ended December 31, 2002.

The determination of the fair value of the assets acquired and liabilities assumed as a result of this acquisition is in progress. The Company expects to record in excess of $30.0 million of intangible assets, consisting primarily of customer relationships and tradename.


                                    F29

        REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
Stockholders of Integra LifeSciences
Holdings Corporation and Subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated February 21, 2003, except Note 15, for which the date is March 17, 2003, and Notes 1 and 13, for which the date is June 26, 2003, appearing in the Current Report on Form 8-K dated June 26, 2003 of Integra LifeSciences Holdings Corporation and Subsidiaries also included an audit of the financial statement schedule included in this Form 8-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
February 21, 2003


                                         F30

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                        VALUATION AND QUALIFYING ACCOUNTS

                                   SCHEDULE II

                                           Balance at      Charged to       Charged                       Balance at
                                           Beginning       Costs and        to Other                        End of
Description                                Of Period        Expenses       Accounts(1)     Deductions(2)    Period
--------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)
Year ended December 31, 2002
----------------------------
Allowance for doubtful accounts
             and Sales Returns ..........  $  1,403           1,961           559             (2,537)     $ 1,387

Inventory reserves ......................     5,812           4,152           787             (1,178)       9,573

Deferred tax asset valuation allowance ..    34,356         (20,389)       (3,260)            (3,015)       7,692

Year ended December 31, 2001
----------------------------

Allowance for doubtful accounts
             and Sales Returns ..........  $ 1,253         $ 2,142         $     4         $  (1,996)     $ 1,403

Inventory reserves ......................    3,420           3,734              --            (1,342)       5,812

Deferred tax asset valuation allowance ..   44,776          (9,970)             --              (450)      34,356

Year ended December 31, 2000
----------------------------

Allowance for doubtful accounts
             and Sales Returns ..........  $   944         $   935         $    30         $    (656)     $ 1,253

Inventory reserves ......................    3,137             892             903            (1,512)       3,420

Deferred tax asset valuation allowance ..   41,434           3,342              --                --       44,776




(1) All amounts shown were recorded to goodwill in connection with acquisitions except for the $3.3 million reduction in the deferred tax asset valuation allowance in 2002 which was written off against the gross deferred tax asset.
(2) The $3.0 million and $450,000 reductions of the deferred tax asset valuation allowance in 2002 and 2001, respectively, were recorded to additional paid-in capital.

                                              F31

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits.

Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1     Consent of Independent Accountants
99.2     Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of
         2002




                                     Fi

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 27th day of June, 2003.



                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


By: /s/ Stuart M. Essig
    -----------------------------
    Stuart M. Essig
    President and Chief Executive Officer


                                       Fii

                                  Exhibit Index
                                  -------------


Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1     Consent of Independent Accountants
99.2     Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of
         2002(1)

(1) The certifications are furnished to, and not filed with, the Securities and Exchange Commission and are not incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended.



                                         Fiii

Exhibit 99.1.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-46024, 333-82233, 333-58235, 333-06577,
and 333-73512) of Integra LifeSciences Holdings Corporation and Subsidiaries of our report dated February 21, 2003, except Note 15, for which the date is March 17, 2003, and Notes 1 and 13, for which the date is June 26, 2003, relating to the consolidated financial statements and our report dated February 21, 2003 related to the financial statement schedule, which appear in this Form 8-K.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 26, 2003

Exhibit 99.2

Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

                    Certification of Chief Executive Officer
                         Pursuant to Section 906 of the
                           Sarbanes - Oxley Act of 2002


I, Stuart M. Essig, Chief Executive Officer and Director of
Integra LifeSciences Holdings Corporation (the "Company"), hereby certify that, to my knowledge:

1. The Annual Report on Form 10-K of the Company for the year ended December 31, 2002 (updated by this Current Report on Form 8-K, the "Report") fully complies with the requirement of Section 13(a) or
         Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and
2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: June 27, 2003                         By:  /s/  Stuart M. Essig
                                                 --------------------
                                                 Stuart M. Essig
                                                 Chief Executive Officer



                    Certification of Chief Financial Officer
                         Pursuant to Section 906 of the
                           Sarbanes - Oxley Act of 2002


I, David B. Holtz, Senior Vice President, Finance and Treasurer of Integra LifeSciences Holdings Corporation (the "Company"), hereby certify that, to my knowledge:

3. The Annual Report on Form 10-K of the Company for the year ended December 31, 2002 (updated by this Current Report on Form 8-K, the "Report") fully complies with the requirement of Section 13(a) or
         Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and
4. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: June 27, 2003                         By:  /s/  David B. Holtz
                                                 -------------------
                                                 David B. Holtz
                                                 Sr. Vice President, Finance and
                                                 Treasurer